   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1998
                                                       REGISTRATION NO. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1
                                   FORM S-1

                            REGISTRATION STATEMENT

                               ----------------
                              ECHELON CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     3670                    77-0203595
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                               ----------------
                              4015 MIRANDA AVENUE
                          PALO ALTO, CALIFORNIA 94304
                                (650) 855-7400
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               M. KENNETH OSHMAN
                       CHAIRMAN OF THE BOARD, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                              ECHELON CORPORATION
                              4015 MIRANDA AVENUE
                          PALO ALTO, CALIFORNIA 94304
                                (650) 855-7400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

        LARRY W. SONSINI, ESQ.               THOMAS A. BEVILACQUA, ESQ.
          JOHN V. ROOS, ESQ.                     CURTIS L. MO, ESQ.
        KATHLEEN B. BLOCH, ESQ.                PETER S. BUCKLAND, ESQ.
WILSON SONSINI GOODRICH & ROSATI, P.C.     BROBECK, PHLEGER & HARRISON LLP
          650 PAGE MILL ROAD                    TWO EMBARCADERO PLACE
          PALO ALTO, CA 94304                      2200 GENG ROAD
            (650) 493-9300                       PALO ALTO, CA 94303
                                                   (650) 424-0160

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

============================================================================================
                                             PROPOSED         PROPOSED
 TITLE OF EACH CLASS OF                       MAXIMUM          MAXIMUM
       SECURITIES           AMOUNT TO     OFFERING PRICE      AGGREGATE        AMOUNT OF
    TO BE REGISTERED     BE REGISTERED(1) PER SECURITY(2) OFFERING PRICE(2) REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................  5,750,000 shares      $9.00         $51,750,000        $15,266
============================================================================================

(1) Includes 750,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.
(3) Previously Paid.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 6, 1998

                                5,000,000 SHARES

                             [LOGO OF ECHELON(R)]

                                  COMMON STOCK

  All of the shares of Common Stock offered hereby are being sold by Echelon Corporation ("Echelon" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of its Common Stock on the Nasdaq National Market under the symbol ELON.

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                               Price to Underwriting Proceeds to
                                                Public  Discount(1)  Company(2)
--------------------------------------------------------------------------------
Per Share.....................................   $          $           $
--------------------------------------------------------------------------------
Total(3)......................................  $          $            $
================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting offering expenses payable by the Company estimated at $700,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 750,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the
    Price to Public will total $   , the Underwriting Discount will total $
    and the Proceeds to Company will total $   . See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any orders in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of NationsBanc Montgomery Securities LLC, on or about            ,
1998.

                                  -----------

NationsBanc Montgomery Securities LLC
                         BancAmerica Robertson Stephens
                                                    Volpe Brown Whelan & Company

                                       , 1998

[Photographs and brief description depicting industries that use the Company's products]

 [Schematic depicting the transition from closed systems to open, distributed networks]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  Echelon, LonBuilder, LonMaker, LonMark, LonPoint, LonTalk, LonUsers, LonWorks, Neuron and NodeBuilder are trademarks, registered trademarks, service marks or registered service marks of the Company. This Prospectus also includes product names, trade names and trademarks of other companies.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions, and actual results may differ materially from those anticipated in such forward-looking statements. Unless otherwise noted, all information in this Prospectus assumes (i) the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock on a one-for-one basis upon the closing of this offering and (ii) no exercise of the Underwriters' over-allotment option. As used in this Prospectus, unless the context otherwise requires, the "Company" and "Echelon" refer to the Company and its subsidiaries.

                                  THE COMPANY

  Echelon develops, markets and supports a family of hardware and software products and services that enables original equipment manufacturers ("OEMs") and systems integrators to design and implement open, interoperable, distributed control networks. A control network enables any group of electrical devices, called nodes, to be linked together to implement sensing, monitoring, control and communications capabilities for a variety of applications. Control networks, an alternative to the traditional approach of centralized control, offer decreased costs of installation and maintenance and the ability to implement multi-vendor systems, thereby increasing competition while providing expanded features, flexibility and functionality. Echelon's control networking technology allows intelligence and communications capabilities to be embedded into individual control devices that can be connected together through a variety of communications media, such as a twisted pair of wires (data cable) and the existing power lines in a facility. The intelligent, networked control devices are then able to communicate with each other, peer-to-peer, to perform the desired control functions. In effect, the network becomes the controller, eliminating the need for central controllers, significantly reducing wiring costs and enhancing system functionality and flexibility.

  Control systems manage key functions in virtually every type of facility that affects our daily lives. These functions can be as simple as turning a light on and off and as complex as operating a chemical production line. Traditionally, most control systems have incorporated closed, centrally-controlled architectures, where the intelligence is in the central controller and complex wiring and customization are required for communication. These traditional control systems share many of the same drawbacks of centralized computing architectures that rely upon mainframes and minicomputers to communicate to "dumb" terminals that lack independent processing capabilities. These disadvantages, which include high installation and life-cycle costs, limited functionality and scalability, and a single point of failure, have limited the market opportunity for control systems because end-users find it costly and difficult to adapt these systems to their changing needs. To overcome these limitations, OEMs, systems integrators and end-users are increasingly moving from closed centrally-controlled systems towards open, distributed control networks.

  The Company offers a comprehensive set of products and services, including transceivers, control modules, routers, network interfaces, development tools and software tools and toolkits, that provide the infrastructure and support required to build and implement multi-vendor, open, interoperable, control network solutions. The Company's products are based on its LonWorks networking technology, an open standard for interoperable networked control. The Company's objective is to establish its LonWorks technology and products as the leading solution for networked control applications. To achieve this goal, the Company intends to extend its technological expertise, target industry-leading OEM customers, develop a systems integrator distribution channel, integrate LonWorks control networks with enterprise data networks and leverage international market opportunities.

  The Company markets its products and services to OEMs and systems integrators in the building, industrial, transportation, home and other automation markets. The Company sells primarily through a direct sales force in North America and other countries where it has operations, and augments its direct sales efforts with distributors in Europe, Japan and Asia Pacific. Representative customers include Bombardier Inc. ("Bombardier"), Edwards High Vacuum International Ltd. ("Edwards"), Fuji Electric Company Limited ("Fuji Electric"), Hitachi Limited ("Hitachi"), Honeywell, Inc. ("Honeywell"), Johnson Controls, Inc. ("Johnson Controls"), Kawasaki Limited ("Kawasaki"), Landis & Staefa, Staefa Control System Corporation ("Landis & Staefa") and Raytheon Company ("Raytheon").

  The Company was incorporated in California in 1988 and reincorporated in Delaware in 1989. The Company's principal executive offices are located at 4015 Miranda Avenue, Palo Alto, California 94304, and its telephone number is (650) 855-7400.

                                  THE OFFERING

 Common Stock offered by the Company..........  5,000,000 shares
 Common Stock to be outstanding after the of-
  fering......................................  32,125,612 shares(1)
 Use of proceeds..............................  For general corporate purposes, including working capital and
                                                capital expenditures. See "Use
                                                of Proceeds."
 Proposed Nasdaq National Market symbol.......  ELON

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           THREE MONTHS
                                                                               ENDED
                                   YEAR ENDED DECEMBER 31,                   MARCH 31,
                          ----------------------------------------------  ----------------
                            1993      1994     1995      1996     1997     1997     1998
                          --------  --------  -------  --------  -------  -------  -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:                                  (UNAUDITED)
 Revenues:
 Product................  $ 10,104  $ 14,368  $20,183  $ 20,708  $24,665  $ 6,548  $ 7,188
 Service................     1,441     2,364    3,160     3,282    3,637      926      771
                          --------  --------  -------  --------  -------  -------  -------
 Total revenues.........    11,545    16,732   23,343    23,990   28,302    7,474    7,959
 Gross profit...........     6,791     8,993   12,768    12,087   14,731    3,908    4,167
 Loss from operations...   (11,273)  (10,250)  (9,854)  (10,937)  (8,522)  (1,944)  (1,757)
 Net loss...............  $(11,133) $ (9,483) $(8,713) $(10,716) $(8,214) $(1,907) $(1,737)
 Basic net loss per
  share(2)..............  $  (0.85) $  (0.67) $ (0.56) $  (0.62) $ (0.44) $ (0.10) $ (0.09)
 Shares used in comput-
  ing basic net loss per
  share(2)..............    13,038    14,060   15,695    17,354   18,603   18,511   19,029
 Pro forma basic net
  loss per share(2).....                                         $ (0.32) $ (0.08) $ (0.06)
 Shares used in comput-
  ing pro forma basic
  net loss per
  share(2)..............                                          25,756   24,399   26,916

                                                               MARCH 31, 1998
                                                             -------------------
                                                                         AS
                                                             ACTUAL  ADJUSTED(3)
                                                             ------- -----------
                                                                 (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents.................................. $ 5,165   $41,665
 Working capital............................................   7,376    43,876
 Total assets...............................................  15,695    52,195
 Total stockholders' equity.................................   7,482    43,982

--------
(1) Based on shares outstanding as of March 31, 1998. Includes 1,802,438 shares of Common Stock issued under stock purchase agreements subject to repurchase by the Company at a weighted average price of $1.26 per share. Excludes (i) 4,082,695 shares of Common Stock issuable upon exercise of options outstanding as of March 31, 1998 at a weighted average exercise price of $1.33 per share, of which options to purchase 3,932,695 shares (including 3,167,780 shares were subject to repurchase by the Company at a weighted average exercise price of $1.31 per share) were exercisable, (ii) 3,942,700 shares of Common Stock reserved for future issuance under the Company's stock option plans and (iii) 430,000 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1998 at a weighted average exercise price of $5.49 per share. See "Management--Stock Option Plans and Warrants," "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.
(2) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the shares used in computing basic net loss per share and pro forma basic net loss per share.
(3) Adjusted to reflect (i) the conversion of all outstanding shares of Preferred Stock into Common Stock on a one-for-one basis upon the closing of this offering and (ii) the sale of the 5,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $8.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company). See "Capitalization."

                                 RISK FACTORS

  This offering involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any shares of the Company's Common Stock. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

HISTORY OF LOSSES; ACCUMULATED DEFICIT; ANTICIPATED CONTINUING LOSSES; UNCERTAINTY OF FUTURE OPERATING RESULTS

  The Company has incurred net losses each year since its inception, including losses of $8.7 million, $10.7 million and $8.2 million for the fiscal years ended December 31, 1995, 1996 and 1997, respectively. At March 31, 1998, the Company had an accumulated deficit of $86.4 million. The Company continues to invest significant financial resources in product development, marketing and sales, and to the extent such expenditures do not result in significant increases in revenues, the Company's business, operating results and financial condition will be materially and adversely affected. Due to the limited history and undetermined market acceptance of many of the Company's products and technologies, the rapidly evolving nature of the Company's business and markets, potential changes in voluntary product standards that significantly influence many of the markets for the Company's products, the high level of competition in the industries in which the Company operates and the other factors described elsewhere in "Risk Factors," there can be no assurance that the Company's investment in these areas will result in increases in revenues or that any revenue growth that is achieved can be sustained. Any revenue growth that the Company has achieved or may achieve may not be indicative of future operating results. In addition, the Company's history of losses, together with the factors described under "--Fluctuations in Operating Results," make future operating results difficult to predict. The Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies. As a result, there can be no assurance that the Company will be profitable in any future period. Future operating results will depend on many factors, including the growth of the markets for the Company's products, the acceptance of the Company's products, the level of competition, the ability of the Company to develop and market new products, and general economic conditions. In view of the uncertainties identified herein, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. As of December 31, 1997, the Company had net operating loss carryforwards for Federal and state income tax reporting purposes of approximately $76.0 million and $5.0 million, respectively, which expire at various dates through 2012. In addition, as of December 31, 1997, the Company had tax credit carryforwards of approximately $3.5 million, which expire at various dates through 2012. The Internal Revenue Code of 1986, as amended, contains provisions that may limit the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events, including a significant change in ownership interests. The Company had deferred tax assets, including its net operating loss carryforwards and tax credits, totaling approximately $33.6 million as of December 31, 1997. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance, the history of losses and the variability of operating results. See "--Fluctuations in Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 of Notes to Consolidated Financial Statements.

FLUCTUATIONS IN OPERATING RESULTS

  The Company has experienced, and expects to continue to experience, significant variability in its quarterly and annual results, as a result of a number of factors, many of which are outside of the Company's control. The Company believes that such variability is primarily due to the fluctuations in the rates at which OEMs purchase the Company's products and services, the OEMs' own business cycles, the timely introduction of new products, any downturns in any customer's or potential customer's business, the Company's ability to anticipate and effectively adapt to developing markets and rapidly changing or new technologies and distribution channels, increased competition, market acceptance of the Company's products, product life cycles, order delays or cancellations, changes in the mix of products and services sold by the Company, shipment and payment schedules, changes in pricing policy by the Company or its competitors, changes in product distribution, product ratings by industry analysts and endorsement of competing products by industry groups. Declines in general economic conditions could also precipitate significant reductions in capital spending, which could, in turn, affect orders for the Company's products. The Company's expense levels are based, in significant part, on expectations of future revenues. Consequently, if revenue levels are below expectations, expense levels could be disproportionately high as a percentage of total revenues, and operating results would be immediately and adversely affected. The Company has failed to meet its expectations of future revenues in the past. As a result of these and other factors, the Company believes that its revenues and operating results are difficult to predict and are subject to fluctuations from period to period, and that period-to-period comparisons of its results of operations are not meaningful and should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON OEMS AND DISTRIBUTION CHANNELS

  The rate at which the Company's products are used in control networks is primarily subject to product and marketing decisions made by OEMs. The Company believes that since OEMs in certain industries receive a large portion of their revenues from sales of products and services to their installed base, such OEMs have tended to moderate the rate at which they incorporate LonWorks technology into their products. The Company has attempted to motivate OEMs, as well as systems integrators and owners of control systems, to effect a more rapid transition to LonWorks technology. Furthermore, OEMs that manufacture and promote products and technologies that compete or may compete with the Company may be particularly reluctant to employ the Company's products and technologies to any significant extent, if at all. There can be no assurance that the Company will be able to improve the current rate of acceptance or usage of its products by OEMs and others, or that such usage will not decrease over time. The failure to increase acceptance or usage of the Company's products, or any decrease in usage of its products, would have a material adverse effect on the business, operating results and financial condition of the Company. See "Business--Competition."

  Currently, a significant portion of the Company's revenues are derived from sales by EBV Elektronik GmbH ("EBV"), the sole independent distributor of the Company's products to OEMs in Europe since December 1997. EBV accounted for 12.0%, 10.9% and 20.6% of the Company's total revenues in fiscal 1995, 1997 and the three months ended March 31, 1998, respectively. The Company's agreement with EBV expires in November 1998. In addition, as part of its distribution strategy, the Company intends to develop distribution arrangements with systems integrators. In particular, the Company expects that a significant portion of its future revenues will be derived from sales by such systems integrators. Any failure by EBV or any other existing or future distributor to dedicate sufficient resources and efforts to the marketing and selling of the Company's products, or to generate significant revenues for the Company, could have a material adverse effect on the Company's business, operating results and financial condition. Also, the failure of the Company to develop new distribution channels, to maintain the EBV arrangement or any other distribution channels, or to renew the EBV arrangement on a timely basis, would result in reduced or delayed revenues, increased operating expenses and loss of customer goodwill, any of which could have a material adverse effect on the business, operating results and financial condition of the Company. See "Business--Sales and Marketing."

DEPENDENCE ON KEY MANUFACTURERS

  The Neuron Chip is an important component used by the Company's customers in control network nodes. In addition, the Neuron Chip is an important device used in many of the Company's products. Neuron Chips are manufactured and distributed by both Motorola, Inc. ("Motorola") and Toshiba Corporation ("Toshiba"). The Company has entered into licensing agreements with each of Motorola and Toshiba. The agreements, among other things, grant Motorola and Toshiba the worldwide right to manufacture and distribute Neuron Chips using technology licensed from the Company and require the Company to provide support and unspecified updates to the licensed technology over the terms of the agreements. While the Company developed the first version of the Neuron Chip, Motorola and Toshiba subsequently developed improved, lower-cost versions of the Neuron Chip that are presently utilized in products developed and sold by the Company and its customers. The Company has neither the resources nor the skills to replace either Motorola or Toshiba as a designer, manufacturer or distributor of Neuron Chips. Motorola and Toshiba have played, and are expected to continue to play, a key role in the development and marketing of LonWorks technology. The loss of either Motorola or Toshiba as a supplier of the Neuron Chip would have a material adverse effect on the business, operating results and financial condition of the Company, and in such event there can be no assurance that the Company would be able to locate an alternate source for the design, manufacture or distribution of Neuron Chips. See "Business--Products and Services," "--Strategic Alliances," "-- Manufacturing" and "Certain Transactions."

  The Company's future success will also depend, in significant part, on its ability to successfully manufacture its products cost-effectively and in sufficient volumes. For certain key products, the Company utilizes outsourced manufacturers including GET Manufacturing, Inc. ("GET"), Hi-Tech Manufacturing, Inc. ("Hi-Tech"), muRata Electronics North America, Inc. ("muRata") and Quadrus Manufacturing Division of Bell Microproducts, Inc. ("Quadrus"). These outsourced manufacturers procure material and assemble, test and inspect the final products to the Company's specifications. Such a strategy involves certain risks, including the potential absence of adequate capacity and reduced control over delivery schedules, product availability, manufacturing yields, quality and costs. In addition, several key components are currently purchased only from sole or limited sources. Any interruption in the supply of these products or components, or the inability of the Company to procure these products or components from alternate sources at acceptable prices and within a reasonable time, could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Manufacturing."

COMPETITION

  Competition in the Company's markets is intense and involves rapidly changing technologies, evolving industry standards, frequent new product introductions and rapid changes in customer requirements. To maintain and improve its competitive position, the Company must continue to develop and introduce, on a timely and cost-effective basis, new products, features and services that keep pace with the evolving needs of its customers. The principal competitive factors affecting the markets for the Company's control network products are customer service and support, product reputation, quality, performance, price and product features such as adaptability, scalability, ability to integrate with other products, functionality and ease of use. The Company believes it has in the past generally competed favorably with offerings of its competitors on the basis of these factors. However, there can be no assurance that the Company will continue to be able to compete effectively based on these or any other competitive factors in the future.

  In each of its markets, the Company competes with a wide array of manufacturers, vendors, strategic alliances, systems developers and other businesses. The Company's competitors include some of the largest companies in the electronics industry, such as Siemens AG ("Siemens") in the building and industrial automation industries and Allen-Bradley, a subsidiary of Rockwell International ("Allen-Bradley"), and Groupe Schneider ("Schneider") in the industrial automation industry. Many of the Company's competitors, alone or together with their trade associations and partners, have longer operating histories, significantly greater financial, technical, marketing, service and other resources, significantly greater name recognition and broader product offerings. As a result, such competitors may be able to devote greater resources to the development, marketing and sale of their products, and may be able to respond more quickly to changes in customer requirements or product technology. In addition, those competitors that manufacture and promote closed, proprietary control systems may enjoy a captive customer base dependent on such competitors for service, maintenance, upgrades and enhancements. Accordingly, there can be no assurance that the Company will be able to compete successfully with existing or new competitors, or that competition will not have a material adverse effect on the business, operating results or financial condition of the Company.

  Many of the Company's current and prospective competitors are dedicated to promoting closed or proprietary systems, technologies, software and network protocols or product standards that differ from, or are incompatible with, those of the Company. In some cases, companies have established associations or cooperative relationships to enhance the competitiveness and popularity of their products, or to promote such different or incompatible technologies, protocols and standards. For example, in the building automation market, the Company faces widespread reluctance by vendors of traditional closed or proprietary control systems (who enjoy a captive market for servicing and replacing equipment) to utilize the Company's interoperable technologies, as well as strong competition by large trade associations that promote alternative technologies and standards in their native countries, such as the BatiBus Club International in France and the European Installation Bus Association in Germany (each of which has over 100 members and licensees). Other examples include the CEBus Industry Council, which is the proponent of an alternative protocol to the Company's LonTalk protocol for use in the home automation industry, and a group comprised of Asea Brown Boveri, ADtranz AB, Siemens, GEC Alstrom and other manufacturers that support an alternative rail transportation protocol to the Company's LonTalk protocol. There can be no assurance that the Company's technologies, protocols or standards will be successful in any of its markets, or that the Company will be able to compete with new or enhanced products or standards introduced by existing or future competitors. Any increase in competition or failure by the Company to effectively compete with new or enhanced products or standards could result in fewer customer orders, price reductions, reduced order size, reduced operating margins and loss of market share, any of which could have a material adverse effect on the business, operating results or financial condition of the Company. See "Business--Competition."

  LonWorks technology is open, meaning that many of the Company's key technology patents are broadly licensed without royalties or license fees. As a result, the Company's customers are capable of developing products that compete with some of the Company's products. Because some of the Company's customers are OEMs that develop and market their own control systems, these customers in particular could develop competing products based on the Company's open technology. This could decrease the market for the Company's products, increase competition, and have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Products and Services."

DEPENDENCE ON KEY PERSONNEL

  The Company's performance is substantially dependent on the performance of its executive officers and key employees. The loss of the services of any of the Company's executive officers or key employees could have a material adverse effect on the business, operating results and financial condition of the Company. The Company is particularly dependent upon its Chief Executive Officer, as well as its technical personnel, due to the specialized technical nature of the Company's business. The Company's future success will depend on its ability to attract, integrate, motivate and retain qualified technical, sales, operations and managerial personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain qualified executive officers and key personnel necessary for the development and success of its business. Currently, only Frederik Bruggink, the Company's Vice President, Europe, Middle East and Africa, is bound by an employment agreement. If the Company is unable to hire personnel on a timely basis in the future, the Company's business, operating results and financial condition will be materially and adversely affected. In addition, the departure or replacement of key personnel could be disruptive, lead to additional departures and therefore have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains and is the beneficiary of life insurance policies in the amount of $2.5 million covering each of M. Kenneth Oshman, its Chief Executive Officer, Beatrice Yormark, its Vice President of Sales and Marketing, and Oliver R. Stanfield, its Chief Financial Officer. There can be no assurance that such proceeds would be sufficient to compensate the Company in the event of the death of Mr. Oshman, Ms. Yormark or Mr. Stanfield. See "Management."

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

  Customer requirements for control network products can change as a result of innovations or changes within the building, industrial, transportation, home and other industries. For example, the adoption of new or different standards within industry segments may give rise to new customer requirements, which may or may not be compatible with the Company's current or future product offerings. The Company's future success depends in large part on its ability to continue to enhance existing products, lower product cost and develop new products that maintain technological competitiveness. There can be no assurance that the Company will be successful in modifying its products and services to address these requirements and standards. For example, certain of the Company's competitors may develop competing technologies based on Internet protocols that may have advantages over the Company's products in remote connection. If the Company is unable, for technological or other reasons, to develop new products or enhancements of existing products in a timely manner to respond to changing market conditions, competitive factors and customer requirements, the Company's business, operating results and financial condition would be materially adversely affected. See "Business--Competition."

  From time to time, the introduction of new products by the Company has been delayed beyond the Company's projected shipping date for such products. In each instance, such delays have resulted in increased costs and delayed revenues. Because future revenues are dependent on the timely introduction of new product offerings, any such future delays could have a material adverse effect on the Company's business, operating results and financial condition.

MARKET ACCEPTANCE OF INTEROPERABILITY

  The future operating success of the Company will depend, in significant part, on the successful development of interoperable products by the Company and OEMs, and the acceptance of interoperable products by systems integrators and end-users. When products or subsystems from multiple vendors can be integrated into a control system without the need to develop custom hardware or software, they are "interoperable." The Company has expended considerable resources to develop, market and sell interoperable products, and has made such products a cornerstone of its sales and marketing strategy. The Company has widely promoted interoperable products as offering benefits such as lower life-cycle costs and improved flexibility to owners and users of control networks. However, there can be no assurance that OEMs who manufacture and market closed systems will accept, promote or employ interoperable products, since doing so may expose such OEMs' businesses to increased competition. In addition, there can be no assurance that OEMs will, in fact, successfully develop interoperable products, or that OEMs' interoperable products will be accepted by their customers. The failure of OEMs to develop interoperable products, or the failure of interoperable products to achieve market acceptance, would have a material adverse effect on the business, operating results and financial condition of the Company. See "--Competition" and "Business--Industry Background."

INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS

  The Company's sales and marketing operations are located in 10 countries. Revenues from international sales, which include both export sales and sales by international subsidiaries, accounted for approximately 52.0%, 53.6%, 57.5% and 57.0% of the Company's total revenues during 1995, 1996, 1997 and the three months ended March 31, 1998, respectively. The Company's operations and the market price of its products may be directly affected by economic and political conditions in the countries where the Company does business. In addition, there can be no assurance that the Company will be able to maintain or increase the international demand for its products. Additional risks inherent in the Company's international business activities generally include currency fluctuations, unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of non-local products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, including restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. Differing vacation and holiday patterns in other countries, particularly in Europe, may also affect the amount of business transacted by the Company in other countries in any given quarter, the timing of the Company's revenues and its ability to forecast its projected operating results for such quarter. In 1997, approximately 10.7% of the Company's revenues were conducted in currencies other than the U.S. dollar, principally the Japanese Yen. Fluctuations in the value of currencies in which the Company conducts its business relative to the U.S. dollar could cause currency translation adjustments. The Company has recently experienced and in the future may experience an increase in currency translation adjustments relative to currencies of Asia Pacific countries, as well as order delays, cancellations and pricing pressure in those countries as a result of general economic conditions in that region. The forthcoming introduction of the "Euro" as the standard currency in participating European countries may also impact the ability of the Company to denominate sales transactions in U.S. dollars. To the extent that fewer of the Company's sales in Europe are denominated in U.S. dollars, the Company may experience an increase in currency translation adjustments, particularly as a result of general economic conditions in Europe as a whole. The Company does not currently engage in currency hedging transactions or otherwise cover its foreign currency exposure. There can be no assurance that such factors will not have a material adverse effect on international revenues and, consequently, the Company's business, operating results and financial condition. See "Business--Sales and Marketing."

LENGTHY SALES CYCLE

  The sales cycle between initial customer contact and execution of a contract or license agreement with a customer can vary widely. OEMs typically conduct extensive and lengthy product evaluations before making initial purchases of the Company's products. Subsequent purchases of the Company's products may be delayed by prolonged product development and introduction periods for OEMs. Attendant delays in the Company's sales cycle can result from, among other things, changes in customers' budgets or in the priority assigned to control network development and to educating customers as to the potential applications of and cost savings associated with the Company's products. The Company generally has little or no control over these factors, which may cause a potential customer to favor a competitor's products, or to delay or forgo purchases altogether. As a result of the foregoing, the Company's ability to forecast the timing and amount of specific sales is limited, and the delay or failure to complete transactions could have a material adverse effect on the Company's business, operating results and financial condition and cause the Company's operating results to vary significantly from period to period.

LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

  The Company's success depends significantly upon its intellectual property rights. The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect its intellectual property rights, all of which afford only limited protection. The Company has 65 issued U.S. patents, 21 pending U.S. patent applications, and various foreign counterparts. There can be no assurance that patents will issue from these pending applications or from any future applications or that, if issued, any claims allowed will be sufficiently broad to protect the Company's technology. Failure of any patents to protect the Company's technology, may make it easier for the Company's competitors to offer equivalent or superior technology. The Company has registered or applied for registration for certain trademarks, and will continue to evaluate the registration of additional trademarks as appropriate. Any failure by the Company to properly register or maintain its trademarks or to otherwise take all necessary steps to protect its trademarks may diminish the value associated with the Company's trademarks. In addition, any failure by the Company to take all necessary steps to protect its trade secrets or other intellectual property rights may have a material adverse effect on the Company's ability to compete in its markets. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. There can be no assurance that any patents, trademarks, copyrights or intellectual property rights that have been or may be issued or granted will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide protection for the Company's proprietary rights. In addition, there can be no assurance that the Company has taken or will take all necessary steps to protect its intellectual property rights. Third parties may also independently develop similar technology without breach of the Company's trade secrets or other proprietary rights. The Company has licensed in the past and may license in the future its key technologies to third parties. In addition, the laws of some foreign countries, including several in which the Company operates or sells its products, do not protect proprietary rights to as great an extent as do the laws of the United States. Certain of the Company's products are licensed under shrink wrap license agreements that are not signed by licensees and therefore may not be binding under the laws of certain jurisdictions.

  From time to time, litigation may be necessary to defend and enforce the Company's proprietary rights. Such litigation could result in substantial costs and diversion of management resources and could have a material adverse effect on the Company's business, operating results and financial condition, regardless of the final outcome. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter infringement, misuse, misappropriation or independent third-party development of the Company's technology or intellectual property rights or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. Any of such events could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS OF PRODUCT DEFECTS OR MISUSE

  Products developed, licensed and sold by the Company may contain errors or failures or may be improperly installed or implemented. There can be no assurance that errors or failures will not be found in the Company's products or that, if discovered, the Company will be able to successfully correct such errors or failures in a timely manner or at all. In addition, there can be no assurance that the Company's products will be properly installed or implemented by third parties. The occurrence of errors or failures in the Company's products and applications, or improper installation or implementation of the Company's products, could result in loss of or delay in market acceptance, increased service and warranty costs or payment of compensatory or other damages. In addition, such errors or failures may result in delays of revenue recognition by the Company and diversion of the Company's engineering resources to correct such defects. The Company maintains errors and omissions insurance to cover liability associated with its operations but there can be no assurance that any such insurance will be available or will be sufficient in amount to cover any particular claim. Although the Company's agreements with its customers typically contain provisions intended to limit the Company's exposure to potential claims as well as any liabilities arising from such claims, and may in very limited instances require that the Company be named as an additional insured under the insurance policies carried by some of its customers, such contracts and insurance may not effectively protect the Company against the liabilities and expenses associated with product errors or failures. Accordingly, errors or failures in the Company's products or applications or improper installation or implementation of the Company's products by third parties could have a material adverse effect on the Company's business, operating results and financial condition. In addition, because of the low cost and interoperable nature of the Company's products, LonWorks technology could be used in a manner for which it was not intended, which could lead to loss of goodwill or material financial losses for the Company, or otherwise have a material adverse effect on the Company's business, operating results and financial condition.

REGULATORY ACTIONS

  Many of the Company's products and the industries in which they are used are subject to U.S. and foreign regulation. Government regulatory action could greatly reduce the market for the Company's products. For example, the power line medium (the communications medium used by some of the Company's products) is subject to special regulations in North America, Europe and Japan. These regulations limit the ability of companies in general to use power lines as a communication medium. In addition, some of the Company's competitors have attempted to use regulatory actions to reduce the market opportunity for the Company's products or to increase the market opportunity for the competitors' products. For example, the Consumer Electronics Manufacturers Association ("CEMA"), a trade association that developed the CEBus protocol, an alternative to the Company's LonTalk protocol for use in home automation applications, has proposed that the Federal Communications Commission ("FCC") adopt a standard for television-cable compatibility that encompasses CEBus. CEMA has also proposed the use of such standard with respect to an FCC rulemaking relating to the commercial availability of navigation devices, such as set-top boxes. The Company has resisted these efforts and will continue to oppose competitors' efforts to use regulation to impede competition in the markets for the Company's products. There can be no assurance that existing or future regulations or regulatory actions would not adversely affect the market for the Company's products or require significant expenditures of management, technical or financial resources, any of which could have a material adverse effect on the Company's business, operating results and a financial condition. See "Business--Government Regulation."

VOLUNTARY STANDARDS

  Standards bodies, which are formal and informal associations that attempt to set voluntary, non-governmental product standards, are influential in many of the Company's target markets. Some of the Company's competitors have attempted to use voluntary standards to reduce the market opportunity for the Company's products, or to increase the market opportunity for the competitors' products, by lobbying for the adoption of voluntary standards that would exclude or limit the use of the Company's products. The Company participates in many voluntary standards processes both to avoid adoption of exclusionary standards and to promote voluntary standards for the Company's products. However, the Company does not have the resources to participate in all voluntary standards processes that may affect its markets. The adoption of voluntary standards that are incompatible with the Company's products or technology could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Competition."

YEAR 2000 COMPLIANCE

  Computer programs that are written using two digits rather than four to define the applicable year, may have date-sensitive software and, for instance, may recognize a date using 00 as the year 1900 rather than the year 2000 ("Date Code Dependency"). This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in normal business activities. The Company's enterprise resource planning ("ERP") system does have Date Code Dependencies. The Company is in the process of replacing its current ERP system, and believes that this replacement will be completed by June 1999, before any Date Code Dependencies within the Company's current ERP system have a material adverse impact upon the Company's operations. The Company has not yet estimated the cost of such replacement. The Company is currently evaluating the dependency of its products on date codes and intends to announce a program for addressing the impact of the year 2000 on any such products in the near future. Failure of the Company's ERP system or its products to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, operating results and financial condition. Date Code Dependency issues may also arise with respect to any modifications made to the Company's products by a party other than the Company or from the combination or use of the Company's products with any other software programs or hardware devices not provided by the Company, and therefore may result in unforeseen Year 2000 compliance problems for some of the Company's customers, which could result in reduced customer orders or liability to the Company, and which could have a material adverse effect on the Company's business, operating results and financial condition. The Company faces risks to the extent that suppliers of products, services and systems purchased by the Company have business systems or products that have a Date Code Dependency. In the event any such third parties cannot provide the Company with products, services or systems that meet year 2000 requirements in a timely manner, the Company's business operating results and financial condition could be materially adversely affected. In addition, some of the Company's customers or vendors could experience Date Code Dependency problems that could result in disruptions of their internal operations, could delay their purchases of the Company's products, and, in turn, could result in a material adverse effect on the Company's business, operating results and financial condition.

CONTROL BY EXISTING STOCKHOLDERS

  Immediately after the closing of this offering, the directors and executive officers of the Company, together with certain entities affiliated with them, assuming no exercise of outstanding stock options, will beneficially own 46.9% of the Company's outstanding Common Stock and Motorola, a principal stockholder of the Company, will own 12.2% of the Company's outstanding Common Stock. Further, pursuant to the terms of the stock purchase agreement under which Motorola initially acquired its shares, Motorola and two other stockholders which together own approximately 6.1% of the Company's outstanding Common Stock have agreed to vote (i) all of their shares in favor of the slate of director nominees recommended by the Board of Directors, and
(ii) a number of shares equal to at least that percentage of shares voted by all other stockholders for or against any given matter, as recommended by the Board of Directors, (except certain matters relating to certain changes to the Company's charter, liquidations, a sale of the Company or a merger of the Company into another entity), as recommended by a majority of the Board of Directors. As a result, these stockholders would be able to control substantially all matters requiring approval by the stockholders of their Company, including the election of all directors and approval of significant corporate transactions. See "Management--Executive Officers and Directors," "Certain Transactions" and "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, based on the outstanding shares of Common Stock at March 31, 1998, the Company will have outstanding 32,125,612 shares of Common Stock outstanding (32,875,612 if the Underwriters' over-allotment option is exercised in full). On the date of this Prospectus, in addition to the 5,000,000 shares offered hereby, 815,251 shares of Common Stock held by current stockholders will be immediately eligible for sale in the public market without restriction. The Company, its officers, directors and certain security holders of the Company have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into Common Stock owned or acquired in the future in any manner prior to the expiration of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC on behalf of the Underwriters. Subject to volume limitations on sales by affiliates pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and taking into account the effect of lock-up provisions applicable to the officers, directors and certain stockholders of the Company, 26,310,361 additional shares of Common Stock will be eligible for sale beginning 180 days after the date of this Prospectus. This includes 247,375 shares held by existing stockholders pursuant to an effective Regulation A offering statement covering the Company's 1997 Stock Plan. No prediction can be made of the effect, if any, that sales of shares under Rule 144 or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after this offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Following this offering, the Company intends to file a registration statement under the Securities Act to register approximately 8,025,395 shares (including 4,082,695 shares subject to outstanding options at March 31, 1998) reserved for issuance under the Company's stock plans. Shares of Common Stock issued under the Company's stock plans after the effective date of such registration will be freely tradeable in the public market, subject to the 180 day lock-up referred to above and subject in the case of sales by affiliates to the volume limitation, manner of sale, notice and public information requirements of Rule 144. In addition, after the consummation of this offering, the holders of approximately 18,665,548 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. Such registration rights terminate for each holder when all of such holder's shares may be sold within a given three month period under Rule 144 or other applicable exemption; other than 10,927,498 shares held by affiliates of the Company who will be subject to the volume limitations of Rule 144 following this offering, all of such shares will be eligible for sale 180 days following this offering. See "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

ANTI-TAKEOVER PROVISIONS

  Immediately after the closing of this offering, the Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may delay, defer or prevent a change in control of the Company as the terms of the Preferred Stock that might be issued could potentially prohibit the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the Preferred Stock. Additionally, the issuance of Preferred Stock could have a dilutive effect on shareholders of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition,

Section 203 of the Delaware General Corporation Law, to which the Company is subject, restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may delay, defer or prevent a change in control of the Company. In addition, certain provisions of the Company's Amended and Restated Certificate of Incorporation may have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Company's Common Stock. These provisions provide, among other things, that the Board of Directors is divided into three classes with staggered three-year terms, that stockholders may not take action by written consent, that the ability of stockholders to call special meetings of stockholders and to raise matters at meetings of stockholders is restricted and that certain amendments of the Company's Amended and Restated Certificate of Incorporation, and certain amendments by the stockholders of the Company's Bylaws, require the approval of holders of at least 66 2/3% of the voting power of all outstanding shares. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock--Preferred Stock" and "--Delaware Law and Certain Charter and Bylaw Provisions" and "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price will be determined by negotiation between the Company and the Underwriters based on several factors, and may bear no relationship to the price at which the Common Stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, there has been significant volatility in the market price of securities of technology companies (especially those in new or emerging industries, such as the Company), which volatility is often unrelated to the operating performance of particular companies. In the future, the Company's operating results could fall below analysts' expectations, which would adversely affect the market price of the Company's Common Stock. In the past, following a period of volatility in the market price of a company's securities, securities class action lawsuits have often been instituted against companies. If brought against the Company, regardless of outcome, the costs and diversion of management resources of defending such litigation could have a material adverse effect on its business, operating results and financial condition.

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price will be substantially higher than the book value per share of the currently outstanding Common Stock. Investors purchasing shares in this offering will therefore suffer immediate and substantial dilution of $6.63 per share in the pro forma net tangible book value of their Common Stock from the assumed initial public offering price of $8.00 per share. In addition, the exercise of any of the currently outstanding warrants or stock options would likely result in a dilution of the value of the Common Stock. Moreover, the Company may at any time in the future sell additional securities and/or rights to purchase such securities, grant additional warrants, stock options or other forms of equity-based incentive compensation to the Company's management and/or employees to attract and retain such personnel or in connection with the obtaining of financing, such as debt or leasing arrangements accompanied by warrants to purchase equity securities of the Company. Any of these actions would have a dilutive effect upon the holders of the Common Stock. See "Dilution."

BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS

  The net proceeds to be received by the Company in connection with this offering will be used for working capital and general corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."

ABSENCE OF DIVIDENDS

  The Company has not paid cash dividends and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The Company intends to retain future earnings, if any, for use in its business. In addition, the Company's revolving line of credit agreement prohibits the payment of dividends other than stock dividends. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 5,000,000 shares of Common Stock being offered hereby, based on an assumed initial public offering price of $8.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be approximately $36.5 million (approximately $42.1 million if the Underwriters' over-allotment option is exercised in full).

  The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Company's Common Stock, to facilitate future access by the Company to public equity markets and to provide increased visibility of the Company in a marketplace where many competitors are publicly-held companies. The Company currently has no specific plans for the net proceeds of this offering, but the Company expects to use such proceeds for general corporate purposes, including working capital and capital expenditures. The Company may also use a portion of such proceeds for possible acquisitions of businesses, products and technologies that are complementary to those of the Company. The Company has not identified any specific businesses, products or technologies that it may acquire and does not have any current agreements or negotiations with respect to any such transactions. Pending use of the net proceeds of this offering for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  The Company has not paid any dividends on its capital stock and does not expect to pay any dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends in the future will be at the discretion of the Board of Directors and subject to certain limitations under the Delaware General Corporation Law, and will depend on such factors as the Company's earnings levels, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. In addition, the Company's revolving line of credit agreement prohibits the payment of dividends other than stock dividends. There can be no assurance that the Company will pay any dividends in the future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on an actual basis and (ii) as adjusted to reflect the receipt by the Company of the net proceeds from the sale and issuance of 5,000,000 shares of Common Stock by the Company at an assumed initial public offering price of $8.00 per share after deducting the underwriting discount and estimated offering expenses payable by the Company and the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering. See "Certain Transactions" and "Description of Capital Stock." This information should be read in conjunction with the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                             MARCH 31, 1998
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Stockholders' equity(1):
  Preferred Stock, $.01 par value, 11,000,000 shares
   authorized, 7,887,381 shares issued and outstanding,
   actual; 5,000,000 shares authorized, no shares issued
   or outstanding, as adjusted........................... $     79   $    --
  Common Stock, $.01 par value, 50,000,000 shares
   authorized, 19,238,231 shares issued and outstanding,
   actual; 100,000,000 shares authorized,
   32,125,612 shares issued and outstanding, as
   adjusted..............................................      192        321
  Additional paid-in capital.............................   94,530    130,980
  Deferred compensation..................................     (519)      (519)
  Cumulative translation adjustment......................     (415)      (415)
  Accumulated deficit....................................  (86,385)   (86,385)
                                                          --------   --------
    Total stockholders' equity........................... $  7,482   $ 43,982
                                                          ========   ========

--------
(1) Includes 1,802,438 shares of Common Stock issued under stock purchase agreements subject to repurchase by the Company at a weighted average price of $1.26 per share. Excludes (i) 4,082,695 shares of Common Stock issuable upon exercise of options outstanding as of March 31, 1998 at a weighted average exercise price of $1.33 per share, of which options to purchase 3,932,695 shares (including 3,167,780 shares subject to repurchase by the Company at a weighted average exercise price of $1.31 per share) were exercisable, (ii) 3,942,700 shares of Common Stock reserved for future issuance under the Company's stock option plans and
    (iii) 430,000 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1998 at a weighted average exercise price of $5.49 per share. See "Management--Stock Option Plans and Warrants," "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1998 assuming the conversion of all outstanding shares of Preferred Stock into Common Stock on a one-for-one basis upon the closing of this offering, was approximately $7.5 million, or $0.28 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock deemed outstanding at that date. After giving effect to the sale by the Company of the 5,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at March 31, 1998 would have been $44.0 million, or $1.37 per share. This represents an immediate increase in net tangible book value to existing shareholders of $1.09 per share and an immediate dilution of $6.63 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share....................       $8.00
  Pro forma net tangible book value per share as of March 31,
   1998............................................................ $0.28
  Increase per share attributable to new investors.................  1.09
                                                                    -----
Pro forma net tangible book value per share after this offering....        1.37
                                                                          -----
Dilution per share to new investors................................       $6.63
                                                                          =====

  The following table sets forth on a pro forma basis as of March 31, 1998 the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing shareholders and by the new investors at an assumed initial public offering price of $8.00 per share (before deducting the underwriting discount and estimated offering expenses payable by the Company).

                                SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                               ------------------ -------------------- PRICE PER
                                 NUMBER   PERCENT    AMOUNT    PERCENT   SHARE
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 27,125,612   84.4% $ 94,406,000   70.2%   $3.48
New investors.................  5,000,000   15.6    40,000,000   29.8     8.00
                               ----------  -----  ------------  -----
  Total....................... 32,125,612  100.0% $134,406,000  100.0%
                               ==========  =====  ============  =====

--------

  The foregoing tables assume no exercise of the Underwriters' over-allotment option and no exercise of stock options or warrants outstanding at March 31, 1998. As of March 31, 1998, there were options outstanding to purchase a total of 4,082,695 shares of Common Stock at a weighted average exercise price of $1.33 per share, of which options to purchase 3,932,695 shares (including 3,167,780 shares subject to repurchase by the Company at a weighted average exercise price of $1.31 per share) were exercisable and 3,942,700 shares were reserved for future issuance under the Company's stock option plans. In addition, as of March 31, 1998, there were warrants outstanding to purchase 430,000 shares of Common Stock at a weighted average exercise price of $5.49 per share and 1,802,438 shares of Common Stock issued under stock purchase agreements which were subject to repurchase by the Company at a weighted average price of $1.26 per share. To the extent that the over-allotment option or any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Stock Option Plans and Warrants," "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The consolidated statement of operations data for the years ended December 31, 1995, 1996 and 1997, and the consolidated balance sheet data at December 31, 1996 and 1997 are derived from, and are qualified by reference to, the Consolidated Financial Statements audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1993 and 1994 and the consolidated balance sheet data at December 31, 1993, 1994 and 1995 are derived from the Company's consolidated financial statements audited by Arthur Andersen LLP that do not appear herein. The consolidated statement of operations data for the three months ended March 31, 1997 and 1998 and the consolidated balance sheet data at March 31, 1998 are derived from the unaudited consolidated financial statements appearing elsewhere herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the unaudited interim periods. The financial results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for any other interim period or the fiscal year. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                                                                              THREE MONTHS
                                     YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                           ------------------------------------------------  ----------------
                             1993      1994      1995      1996      1997     1997     1998
                           --------  --------  --------  --------  --------  -------  -------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:             (IN THOUSANDS, EXCEPT PER SHARE DATA)            (UNAUDITED)
Revenues:
 Product................   $ 10,104  $ 14,368  $ 20,183  $ 20,708  $ 24,665  $ 6,548  $ 7,188
 Service................      1,441     2,364     3,160     3,282     3,637      926      771
                           --------  --------  --------  --------  --------  -------  -------
 Total revenues.........     11,545    16,732    23,343    23,990    28,302    7,474    7,959
Cost of revenues:
 Cost of product........      3,764     6,733     9,434    10,761    11,761    3,111    3,249
 Cost of service........        990     1,006     1,141     1,142     1,810      455      543
                           --------  --------  --------  --------  --------  -------  -------
 Total cost of reve-
  nues..................      4,754     7,739    10,575    11,903    13,571    3,566    3,792
                           --------  --------  --------  --------  --------  -------  -------
 Gross profit...........      6,791     8,993    12,768    12,087    14,731    3,908    4,167
                           --------  --------  --------  --------  --------  -------  -------
Operating expenses:
 Product development....      6,861     6,658     7,355     7,526     7,121    1,740    1,958
 Sales and marketing....      8,628     9,317    10,881    11,577    12,128    3,014    3,031
 General and administra-
  tive..................      2,575     3,268     4,386     3,921     4,004    1,098      935
                           --------  --------  --------  --------  --------  -------  -------
 Total operating ex-
  penses................     18,064    19.243    22,622    23,024    23,253    5,852    5,924
                           --------  --------  --------  --------  --------  -------  -------
 Loss from operations...    (11,273)  (10,250)   (9,854)  (10,937)   (8,522)  (1,944)  (1,757)
Other income (expense):
 Interest income, net...        180       809     1,109       536       429       71       67
 Other income (expense),
  net...................          9        44       175      (163)       68       21        8
                           --------  --------  --------  --------  --------  -------  -------
 Total other income (ex-
  pense)................        189       853     1,284       373       497       92       75
                           --------  --------  --------  --------  --------  -------  -------
 Loss before provision
  for income taxes......    (11,084)   (9,397)   (8,570)  (10,564)   (8,025)  (1,852)  (1,682)
Provision for income
 taxes..................         49        86       143       152       189       55       55
                           --------  --------  --------  --------  --------  -------  -------
 Net loss...............   $(11,133) $ (9,483) $ (8,713) $(10,716) $ (8,214) $(1,907) $(1,737)
                           ========  ========  ========  ========  ========  =======  =======
 Basic net loss per
  share(1)..............   $  (0.85) $  (0.67) $  (0.56) $  (0.62) $  (0.44) $ (0.10) $ (0.09)
                           ========  ========  ========  ========  ========  =======  =======
 Shares used in comput-
  ing basic net loss per
  share(1)..............     13,038    14,060    15,695    17,354    18,603   18,511   19,029
                           ========  ========  ========  ========  ========  =======  =======
 Pro forma basic net
  loss per share(1).....                                           $  (0.32) $ (0.08) $ (0.06)
                                                                   ========  =======  =======
 Shares used in comput-
  ing pro forma basic
  net loss per
  share(1)..                                                         25,756   24,399   26,916
                                                                   ========  =======  =======

                                         DECEMBER 31,
                            --------------------------------------  MARCH 31,
                             1993   1994    1995    1996    1997      1998
                            ------ ------- ------- ------- ------- -----------
CONSOLIDATED BALANCE SHEET
 DATA:                                  (IN THOUSANDS)             (UNAUDITED)
Cash, cash equivalents and
 short-term investments.... $4,443 $24,210 $16,044 $ 8,051 $ 7,853   $ 5,165
Working capital............  4,164  25,120  17,653   7,905   8,883     7,376
Total assets...............  9,913  31,124  24,547  15,855  16,816    15,695
Total stockholders' equi-
 ty........................  1,529  22,799  15,978   7,138   8,800     7,482

--------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of shares used in computing basic net loss per share and pro forma basic net loss per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  The Company was founded and began operations in 1988. The Company develops, markets and supports a family of hardware and software products and services that enables OEMs and systems integrators to design and implement open, interoperable, distributed control networks. The Company offers its products and services to OEMs and systems integrators in the building, industrial, transportation, home and other automation markets. The Company provides a variety of technical training related to its products and underlying technology as well as customer support to its customers on a per incident or annual contract basis.

  The Company markets its products and services in North America, Europe, Japan and selected Asia-Pacific countries through a direct sales organization augmented with the use of third-party distributors. International sales, which include both export sales and sales by the Company's international subsidiaries, accounted for 57.0% and 54.7% of total revenues for the three months ended March 31, 1998 and 1997, respectively, and 57.5%, 53.6% and 52.0% for fiscal 1997, 1996 and 1995, respectively. In 1997, 10.7% of the Company's revenues were denominated in currencies other than the U.S. dollar, principally the Japanese Yen. However, this percentage may increase over time as the Company responds to market requirements to sell its products and services in local currencies, such as the forthcoming Euro. As a result, the Company's operations and the market price of its products may be directly affected by economic and political conditions in the countries where the Company does business. Additional risks inherent in the Company's international business activities include currency fluctuations, unexpected changes in regulatory requirements, tariffs and other trade barriers. The Company expects that international sales will continue to constitute a significant portion of total revenues. See "Risk Factors--International Operations; Currency Fluctuations."

  The Company derives its revenues primarily from the sale and licensing of its products and, to a lesser extent, from fees associated with training and technical support offered to its customers. Product revenues consist of revenues from sales of transceivers, control modules, routers, network interface devices and development tools and from licenses for network services software products. Service revenues consist of product support (including software post-contract support services) and training. The Company recognizes revenue from product sales at the time of shipment to the customer. Estimated reserves for warranty costs as well as for sales returns and allowances related to anticipated return of products sold to distributors with limited rights of return, which have not been material to the Company's financial results, are recorded at the time of sale. Revenue from software sales is recognized upon shipment of the software if there are no significant post-delivery obligations and if collection is probable. Service revenues are generally recognized as the services are performed. See Note 2 of Notes to Consolidated Financial Statements.

  In connection with the issuance of stock options to employees during the three months ended March 31, 1998, the Company has recorded deferred compensation in the aggregate amount of approximately $530,000, representing the difference between the deemed fair value of the Company's Common Stock and the exercise price of the stock options at the date of grant. The Company is amortizing the deferred compensation expense over the shorter of the period in which the employee, director or consultant provides services or the applicable vesting period, which is typically 48 months. For the three-month period ended March 31, 1998, amortization expense was approximately $11,000. Deferred compensation is decreased in the period of forfeiture arising from the early termination of an option holder's services. No compensation expense related to any other periods presented has been recorded.

  At March 31, 1998, the Company had an accumulated deficit of $86.4 million. As of December 31, 1997, the Company had net operating loss carryforwards for Federal and state income tax reporting purposes of approximately $76.0 million and $5.0 million, respectively, which expire at various dates through 2012. In addition, as of December 31, 1997, the Company had tax credit carryforwards of approximately $3.5 million, which expire at various dates through 2012. The Internal Revenue Code of 1986, as amended, contains provisions that may limit the net operating loss and credit carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests. The Company had deferred tax assets, including its net operating loss carryforwards and tax credits, totaling approximately $33.6 million as of December 31, 1997. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance due to the history of losses and the variability of operating results. See Note 7 of Notes to Consolidated Financial Statements.

RECENT RESULTS OF OPERATIONS

  The Company's second quarter ended on June 30, 1998. Total revenues for the quarter were $8.5 million, net loss was ($1.2 million), basic net loss per share was ($0.06) (based on weighted average shares outstanding of 19,381,151) and pro forma basic net loss per share was ($0.04) (based on weighted average shares outstanding of 27,268,532).

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage of total revenues represented by each item in the Company's Consolidated Statement of Operations:

                                      YEAR ENDED             THREE MONTHS
                                     DECEMBER 31,          ENDED MARCH 31,
                                   ---------------------   ------------------
                                   1995    1996    1997      1997      1998
                                   -----   -----   -----   --------   -------
Revenues:                                                    (UNAUDITED)
  Product.........................  86.5%   86.3%   87.1%      87.6%     90.3%
  Service.........................  13.5    13.7    12.9       12.4       9.7
                                   -----   -----   -----   --------   -------
   Total revenues................. 100.0   100.0   100.0      100.0     100.0
Cost of revenues:
  Cost of product.................  40.4    44.8    41.6       41.6      40.8
  Cost of service.................   4.9     4.8     6.4        6.1       6.8
                                   -----   -----   -----   --------   -------
   Total cost of revenues.........  45.3    49.6    48.0       47.7      47.6
                                   -----   -----   -----   --------   -------
   Gross profit...................  54.7    50.4    52.0       52.3      52.4
                                   -----   -----   -----   --------   -------
Operating expenses:
  Product development.............  31.5    31.4    25.1       23.3      24.6
  Sales and marketing.............  46.6    48.3    42.9       40.3      38.1
  General and administrative......  18.8    16.3    14.1       14.7      11.7
                                   -----   -----   -----   --------   -------
   Total operating expenses.......  96.9    96.0    82.1       78.3      74.4
                                   -----   -----   -----   --------   -------
   Loss from operations........... (42.2)  (45.6)  (30.1)    ( 26.0)    (22.0)
                                   -----   -----   -----   --------   -------
Other income (expense):
  Interest income, net............   4.8     2.2     1.5        0.9       0.8
  Other income (expense), net.....   0.7    (0.6)    0.2        0.3       0.1
                                   -----   -----   -----   --------   -------
   Total other income (expense)...   5.5     1.6     1.7        1.2       0.9
                                   -----   -----   -----   --------   -------
   Loss before provision for in-
    come taxes.................... (36.7)  (44.0)  (28.4)     (24.8)    (21.1)
Provision for income taxes........   0.6     0.7     0.6        0.7       0.7
                                   -----   -----   -----   --------   -------
  Net loss........................ (37.3)% (44.7)% (29.0)%    (25.5)%   (21.8)%
                                   =====   =====   =====   ========   =======

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

  Revenues

  Total revenues for the three months ended March 31, 1998 increased to $8.0 million from $7.5 million in the same period of 1997, an increase of 6.5%. For the three months ended March 31, 1998, one customer, EBV, the sole distributor of the Company's products in Europe since December 1997, accounted for 20.6% of total revenues. For the three months ended March 31, 1997, no customer accounted for greater than 10% of total revenues.

  Product. Product revenues for the three months ended March 31, 1998 increased to $7.2 million from $6.5 million in the same period of 1997, an increase of 9.8%. For the three months ended March 31, 1998, product revenues as a percentage of total revenues increased to 90.3% from 87.6% in the same period of 1997. This increase was due to the market's growing acceptance of the Company's products and underlying technology, and an expansion of the Company's product offerings.

  Service. Service revenues for the three months ended March 31, 1998 decreased to $771,000 from $926,000 in the same period of 1997, a decrease of 16.7%. For the three months ended March 31, 1998, service revenues as a percentage of total revenues decreased to 9.7% from 12.4% in the same period of 1997. This decrease was due primarily to the timing and the number of technical training courses offered by the Company.

  Cost of Revenues

  Cost of product. Cost of product revenues consist of costs associated with the purchase of components and subassemblies, as well as allocated labor, overhead and manufacturing variances associated with the packaging, preparation and shipment of products. Cost of product revenues for the three months ended March 31, 1998 increased to $3.2 million from $3.1 million in the same period of 1997, an increase of 4.4%, representing product gross margins of 54.8% and 52.5%, respectively. The increase in product gross margins was primarily due to a change in product mix as a result of the expansion of new product offerings as well as a general increase in volumes of products shipped by the Company.

  Cost of service. Cost of service revenues consist of employee-related costs as well as direct costs incurred in providing training and customer support services. Cost of service revenues for the three months ended March 31, 1998 increased to $543,000 from $455,000 in the same period of 1997, an increase of 19.3%, representing service gross margins of 29.6% and 50.9%, respectively. The decrease in service gross margins was due primarily to the decline in service revenues.

  Operating Expenses

  Product development. Product development expenses consist primarily of payroll and related expenses, expensed material and facility costs associated with the development of new technologies and products. Product development expenses for the three months ended March 31, 1998 increased to $2.0 million from $1.7 million in the same period of 1997, representing 24.6% and 23.3%, respectively, of total revenues. The dollar amount and percentage increases were primarily the result of increased salaries and other costs related to the hiring of additional engineering personnel.

  Sales and marketing. Sales and marketing expenses consist primarily of payroll and related expenses including commissions to sales personnel, travel and entertainment, advertising and product promotion and facilities costs associated with the Company's sales and support offices. Sales and marketing expenses for the three months ended March 31, 1998 remained flat at $3.0 million from the same period of 1997, representing 38.1% and 40.3%, respectively, of total revenues. The decrease in sales and marketing expense as a percentage of total revenues was due primarily to the larger revenue base in 1998.

  General and administrative. General and administrative expenses consist primarily of payroll and related expenses for executive, accounting and administrative personnel, insurance, professional fees and other general corporate expenses. General and administrative expenses for the three months ended March 31, 1998 decreased to $935,000 from $1.1 million in the same period in 1997, representing 11.7% and 14.7%, respectively, of total revenues. The dollar amount and percentage decreases were attributable to a decrease in administrative personnel and outside services.

  Interest income, net. Interest income, net reflects interest earned by the Company on its cash and short-term investment balances. Interest income, net for the three months ended March 31, 1998 decreased to $67,000 from $71,000 in the same period of 1997.

  Other income (expense), net. Other income (expense), net consists primarily of purchase discounts and foreign transaction gains and losses. Other income (expense), net for the three months ended March 31, 1998 decreased to $8,000 from $21,000 in the same period of 1997.

  Provision for income taxes. Income taxes consist of income taxes related to certain of the Company's foreign subsidiaries. Income taxes were $55,000 for each of the three months ended March 31, 1998 and 1997.

FISCAL YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  Revenues

  Total revenues for fiscal 1997, 1996 and 1995 were $28.3 million, $24.0 million and $23.3 million, respectively, representing increases of 18.0% and 2.8%, respectively. EBV accounted for 10.9% and 12.0% of total revenues in fiscal 1997 and 1995, respectively. In 1996, no single customer accounted for 10% or more of total revenues.

  Product. Product revenues for fiscal 1997, 1996 and 1995 were $24.7 million, $20.7 million and $20.2 million, respectively, representing increases of 19.1% and 2.6%, respectively. Product revenues as a percentage of total revenues were 87.1%, 86.3% and 86.5%, for fiscal 1997, 1996 and 1995, respectively. The increase in 1997 as compared to 1996 was due to the market's growing acceptance of the Company's products and underlying technology and an expansion of the Company's product offerings. For both dollar amounts and as a percentage of total revenues, product revenues were relatively flat between 1996 and 1995.

  Service. Service revenues for fiscal 1997, 1996 and 1995 were $3.6 million, $3.3 million and $3.2 million, respectively, representing increases of 10.8% and 3.9% respectively. Service revenues as a percentage of total revenues were 12.9%, 13.7% and 13.5% for fiscal 1997, 1996 and 1995, respectively. The increase in 1997 service revenues as compared to 1996 reflects increased customer support revenues as a result of the increased installed base of the Company's products.

  Cost of Revenues

  Cost of product. Cost of product revenues for fiscal 1997, 1996 and 1995 were $11.8 million, $10.8 million and $9.4 million, respectively, representing product gross margins of 52.3%, 48.0% and 53.3%, respectively. The increases in dollar amounts were due primarily to the additional product costs associated with increased volumes. The increase in product gross margin in 1997 as compared to 1996 was due primarily to decreased operations spending as a percentage of revenue and lower manufacturing variances. The decrease in product gross margin in 1996 as compared to 1995 was due to flat revenue growth and increased cost of products related primarily to a change in product mix towards lower margin volume products.

  Cost of service. Cost of service revenues for fiscal 1997, 1996 and 1995 were $1.8 million, $1.1 million and $1.1 million, respectively, representing service gross margins of 50.2%, 65.2% and 63.9%, respectively. The increase in dollar amount in fiscal 1997 as compared to 1996 was primarily the result of an increase in the number of customer support and training personnel. The decrease in service gross margin in 1997 as compared to 1996 was due primarily to higher cost of service growth compared to service revenue growth. The increase in service gross margin in 1996 as compared to 1995 was due to slightly higher revenue growth in 1996 as the spending levels over the same period remained unchanged.

  Operating Expenses

  Product development. Product development expenses for fiscal 1997, 1996 and 1995 were $7.1 million, $7.5 million and $7.4 million, respectively, representing 25.1%, 31.4% and 31.5% of total revenues, respectively. The decrease in product development expenses in 1997 as compared to 1996 was due primarily to the transition of Company personnel from product development to the direct support of the Company's existing customers. The increase in product development expenses in 1996 as compared to 1995 was due primarily to investments made by the Company in technology development.

  Sales and marketing. Sales and marketing expenses for fiscal 1997, 1996 and 1995 were $12.1 million, $11.6 million and $10.9 million, respectively, representing 42.9%, 48.3% and 46.6% of total revenues, respectively. The dollar amount increases, in each succeeding year, were primarily due to personnel related expenses. The Company's expenses in international sales offices in 1997 were lower than 1996 primarily due to an overall strengthening of the U.S. dollar against most of the functional currencies used in the international sales office operations. The increase in percentage of total revenues in 1996 as compared to 1995 reflected an increase in fixed selling expenses to support anticipated revenue growth in 1996.

  General and administrative. General and administrative expenses for fiscal 1997, 1996 and 1995 were $4.0 million, $3.9 million and $4.4 million, respectively, representing 14.1%, 16.3% and 18.8% of total revenues, respectively. The decrease in percentage of total revenues in 1997 compared to 1996 was due to relatively similar spending levels spread over a larger revenue base. The decreases in dollar amounts and percentage of total revenues in 1996 compared to 1995 were due primarily to reduced spending related to regulatory measures.

  Interest Income, net. Interest income, net for fiscal 1997, 1996 and 1995 was $429,000, $536,000 and $1.1 million, respectively, representing 1.5%, 2.2% and 4.8% of total revenues, respectively. The decreases in interest income were due to lower cash and short-term investment balances.

  Other income (expense), net. Other income (expense), net for fiscal 1997, 1996 and 1995 was $68,000, ($163,000) and $175,000, respectively. The amount in other income (expense), net in 1997 was primarily due to income from purchase discounts taken in 1997. The amount in other income (expense), net in 1996 as compared to 1995 was due primarily to foreign transaction losses incurred in 1996 and foreign transaction gains incurred in 1995 both primarily related to the fluctuations of the U.S. dollar against the Japanese Yen.

  Provision for income taxes. Income taxes for 1997, 1996 and 1995, which consists of income taxes related to certain of the Company's foreign subsidiaries, were $189,000, $152,000 and $143,000, respectively.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain consolidated statement of operations data for each of the five quarters in the period ended March 31, 1998, as well as the percentage of total revenues for the periods indicated. This information has been derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of this information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future period.

                                        THREE MONTHS ENDED
                              -----------------------------------------------
                               MARCH     JUNE      SEPT.     DEC.      MARCH
                               1997      1997      1997      1997      1998
                              -------   -------   -------   -------   -------
                                          (IN THOUSANDS)
 Revenues:
  Product..................   $ 6,548   $ 5,944   $ 5,487   $ 6,686   $ 7,188
  Service..................       926     1,036       862       813       771
                              -------   -------   -------   -------   -------
  Total revenues...........     7,474     6,980     6,349     7,499     7,959
 Cost of revenues:
  Cost of product..........     3,111     2,840     2,724     3,086     3,249
  Cost of service..........       455       445       408       502       543
                              -------   -------   -------   -------   -------
  Total cost of revenues...     3,566     3,285     3,132     3,588     3,792
                              -------   -------   -------   -------   -------
  Gross profit.............     3,908     3,695     3,217     3,911     4,167
                              -------   -------   -------   -------   -------
 Operating expenses:
  Product development......     1,740     1,724     1,751     1,906     1,958
  Sales and marketing......     3,014     3,140     2,890     3,084     3,031
  General and administra-
   tive....................     1,098       981       983       942       935
                              -------   -------   -------   -------   -------
  Total operating ex-
   penses..................     5,852     5,845     5,624     5,932     5,924
                              -------   -------   -------   -------   -------
  Loss from operations.....    (1,944)   (2,150)   (2,407)   (2,021)   (1,757)
                              -------   -------   -------   -------   -------
 Other income (expense):
 Interest income, net......        71       109       143       106        67
 Other income (expense),
  net......................        21        13        18        16         8
                              -------   -------   -------   -------   -------
  Total other income (ex-
   pense)..................        92       122       161       122        75
                              -------   -------   -------   -------   -------
  Loss before provision for
   income taxes............    (1,852)   (2,028)   (2,246)   (1,899)   (1,682)
 Provision for income tax-
  es.......................        55        35        34        65        55
                              -------   -------   -------   -------   -------
  Net loss.................   $(1,907)  $(2,063)  $(2,280)  $(1,964)  $(1,737)
                              =======   =======   =======   =======   =======
 AS A PERCENTAGE OF TOTAL
  REVENUES:
 Revenues:
  Product..................      87.6%     85.2%     86.4%     89.2%     90.3%
  Service..................      12.4      14.8      13.6      10.8       9.7
                              -------   -------   -------   -------   -------
  Total revenues...........     100.0     100.0     100.0     100.0     100.0
 Cost of revenues:
  Cost of product..........      41.6      40.7      42.9      41.1      40.8
  Cost of service                 6.1       6.4       6.4       6.7       6.8
                              -------   -------   -------   -------   -------
  Total cost of revenues...      47.7      47.1      49.3      47.8      47.6
                              -------   -------   -------   -------   -------
  Gross profit.............      52.3      52.9      50.7      52.2      52.4
                              -------   -------   -------   -------   -------
 Operating expenses:
  Product development......      23.3      24.7      27.6      25.5      24.6
  Sales and marketing......      40.3      45.0      45.6      41.1      38.1
  General and administra-
   tive....................      14.7      14.0      15.4      12.6      11.7
                              -------   -------   -------   -------   -------
  Total operating ex-
   penses..................      78.3      83.7      88.6      79.2      74.4
                              -------   -------   -------   -------   -------
  Loss from operations.....     (26.0)    (30.8)    (37.9)    (27.0)    (22.0)
                              -------   -------   -------   -------   -------
 Other income (expense):
  Interest income, net.....       0.9       1.6       2.3       1.4       0.8
  Other income (expense),
   net.....................       0.3       0.1       0.2       0.3       0.1
                              -------   -------   -------   -------   -------
  Total other income (ex-
   pense)..................       1.2       1.7       2.5       1.7       0.9
                              -------   -------   -------   -------   -------
  Loss before provision for
   income taxes............     (24.8)    (29.1)    (35.4)    (25.3)    (21.1)
 Provision for income tax-
  es.......................       0.7       0.5       0.5       0.9       0.7
                              -------   -------   -------   -------   -------
  Net loss.................     (25.5)%   (29.6)%   (35.9)%   (26.2)%   (21.8)%
                              =======   =======   =======   =======   =======

  The Company's revenues, expenses and results of operations have been subject to quarterly fluctuations due to a variety of factors. These factors make the estimation and forecast of revenues difficult on a quarterly basis. The Company plans to continue to increase its product development and sales and marketing expenses on a quarterly basis in an effort to increase its market share. These increases will be based in significant part on expectations of future revenues. As a result of these and other factors, the Company believes that its revenues and operating results are difficult to predict and are subject to fluctuations from period to period, and that period-to-period comparisons of its results of operations are not meaningful and should not be relied upon as indications of future performance. See "Risk Factors-- Fluctuations in Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations and met its capital expenditure requirements primarily from the private sale of Preferred Stock and Common Stock. From inception through March 31, 1998, the Company had raised $94.4 million from the sale of Preferred Stock and Common Stock.

  Net cash used in operating activities was $2.9 million for the three months ended March 31, 1998 and 1997. For fiscal 1997, 1996 and 1995, net cash used in operating activities was $9.5 million, $9.0 million and $9.2 million, respectively. Net cash used in operations is attributable primarily to the losses from operations in each of the periods.

  Net cash used in investing activities was $3.6 million in fiscal 1997 and $70,000 for the three months ended March 31, 1997. The net cash used in investing activities reflected the shortfall of cash proceeds from the maturities of short-term investments offset by the purchases of short-term investments and capital expenditures. Net cash provided by investing activities was $2.8 million for the three months ended March 31, 1998, and $11.2 million and $6.5 million in fiscal 1996 and 1995, respectively. The net cash provided by investing activities reflected the excess of cash proceeds from the maturities of short-term investments offset by the purchases of short-term investments and capital expenditures.

  Net cash provided by financing activities was $472,000 and $16,000 for the three months ended March 31, 1998 and 1997, respectively, and was $10.2 million, $1.9 million and $2.0 million in fiscal 1997, 1996 and 1995, respectively. Net cash provided by financing activities consisted primarily of proceeds from private sales of Preferred Stock and Common Stock and the exercise of employee stock options.

  At March 31, 1998, the Company's principal sources of liquidity included cash and cash equivalents of $5.2 million. In May 1998, the Company entered into a revolving line of credit agreement with a bank, whereby the Company may borrow up to 85% of eligible accounts receivable, not to exceed $5.0 million. If the credit agreement had been in effect as of April 30, 1998, the amount available to be borrowed thereunder would have been $2.6 million. Advances under the credit agreement bear interest at the bank's reference rate or, at the option of the Company, at a fixed rate of interest equal to the London interbank offered rate plus 150 basis points. As of May 31, 1998, there was approximately $65,000 outstanding under this line of credit in the form of a letter of credit. The credit agreement, which expires in May 1999, contains certain negative covenants restricting the Company's ability to pay dividends or enter into certain financial transactions. The credit agreement also contains a minimum tangible net worth requirement, determined on a quarterly basis.

  The Company believes that the proceeds from this offering, together with its existing sources of liquidity, will satisfy the Company's projected working capital and other cash requirements for at least the next 24 months. However, there can be no assurance that the Company will not require additional financing within this period or that any such financing will be available to the Company in the amounts or at the times required by the Company, or on acceptable terms, if at all. The failure of the Company to obtain additional financing could have a material adverse effect on the Company's business, operating results and financial condition.

NEW PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income. SFAS No. 130, which was adopted by the Company in the first quarter of 1998, requires companies to report a new measurement of income. "Comprehensive Income (loss)" is required to include foreign currency translation gains and losses and other unrealized gains and losses that have historically been excluded from net income and reflected instead in equity. The following table reconciles comprehensive net loss under the provisions of SFAS No. 130 for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 (in thousands):

                                       DECEMBER 31,             MARCH 31,
                                 --------------------------  ----------------
                                  1995      1996     1997     1997     1998
                                 -------  --------  -------  -------  -------
                                                               (UNAUDITED)
   Net loss..................... $(8,713) $(10,716) $(8,214) $(1,907) $(1,737)
   Foreign currency translation
    adjustments.................     (62)      (35)    (320)    (201)     (64)
                                 -------  --------  -------  -------  -------
   Comprehensive net loss....... $(8,775) $(10,751) $(8,534) $(2,108) $(1,801)
                                 =======  ========  =======  =======  =======

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for disclosure of segment information and which will be adopted by the Company in the fourth quarter of 1998. The Company anticipates that SFAS No. 131 will not have a material impact on its financial statements.

                                   BUSINESS

OVERVIEW

  Echelon develops, markets and supports a family of hardware and software products and services that enables OEMs and systems integrators to design and implement open, interoperable, distributed control networks. A control network enables any group of electrical devices, called nodes, to be linked together to implement sensing, monitoring, control and communications capabilities for a variety of applications. Control networks, an alternative to the traditional approach of centralized control, offer decreased costs of installation and maintenance and the ability to implement multi-vendor systems, thereby increasing competition while providing expanded features, flexibility and functionality. Echelon's control networking technology allows intelligence and communications capabilities to be embedded into individual control devices that can be connected together through a variety of communications media, such as a twisted pair of wires (data cable) and the existing power lines in a facility. The intelligent, networked control devices are then able to communicate with each other, peer-to-peer, to perform the desired control functions. In effect, the network becomes the controller, eliminating the need for central controllers, significantly reducing wiring costs and enhancing system functionality and flexibility.

  The Company markets its products and services to OEMs and systems integrators in the building, industrial, transportation, home and other automation markets. The Company sells primarily through a direct sales force in North America and other countries where it has operations, and augments its direct sales efforts with distributors in Europe, Japan and Asia Pacific. Representative customers include Bombardier, Edwards, Fuji Electric, Hitachi, Honeywell, Johnson Controls, Kawasaki, Landis & Staefa and Raytheon.

INDUSTRY BACKGROUND

  Control systems manage key functions in virtually every type of facility that affects our daily lives, such as buildings, factories, transportation systems and homes. These functions can be as simple as turning a light on and off and as complex as operating a chemical production line. For example, a common application of a control system is to enable a thermostat to communicate with other equipment in a building to automatically adjust temperature and airflow. In addition to interconnecting and monitoring heating, ventilation and air conditioning ("HVAC"), control systems are used within buildings to manage such functions as elevators, lighting, security and access control. In industrial facilities, these systems are used to automate semiconductor manufacturing equipment, oil pumping stations, textile dyeing machinery and hundreds of other applications. In transportation systems, control systems are used to regulate such features as propulsion, braking and heating systems.

  Control systems consist of an array of hardware devices and software used to collect data from the physical world and convert that data to electrical signals. These signals, in turn, provide information that can be used to effect responses based upon pre-programmed rules and logic. Traditionally, most control systems have incorporated closed, centrally-controlled architectures. These systems share many of the same drawbacks of centralized computing architectures that rely upon mainframes and minicomputers to communicate to "dumb" terminals that lack independent processing capabilities.

  Products for control systems are typically designed and manufactured by OEMs that focus on one or more vertical markets, such as HVAC systems for buildings, or braking control systems for trains. Control systems are typically installed and maintained by specialty contractors, or "systems integrators," and in some instances by the in-house installation and maintenance divisions of OEMs. Closed, centralized control systems have a number of inherent disadvantages for OEMs, systems integrators and end-users. OEMs, as the designers of control systems and, in some instances, developers of their own protocols, incur significant development and ongoing support expense to implement and maintain their closed infrastructures. In addition, supporting such a closed infrastructure takes valuable resources away from developing competitive applications and limits the OEM's ability to leverage the product development efforts of third party companies who use open platforms. Finally, centralized systems also risk complete shutdown if the central controller fails.

  For systems integrators, the installation of closed, centralized control systems is typically characterized by the time-consuming and costly physical task of installing large amounts of wire and conduit to connect each component to one or more central controllers. Once the physical infrastructure is installed, specially-trained and highly-skilled personnel must program, install and "debug" detailed control logic software into the controllers in order to manage the disparate components. To the extent that a facility incorporates control systems from more than one OEM, systems integrators also spend considerable time connecting systems that were not designed to interoperate, such as HVAC and fire/life/safety systems. This complex process also makes modifications to the system expensive and time consuming. Because of the excessive costs of installing and modifying closed, centrally-controlled systems, end-users, who ultimately must pay for these products and services, often cannot acquire new applications at an affordable cost. The Company believes that these factors have reduced the market opportunity for both OEMs and systems integrators to sell new products, functions and applications to end-users.

  OEMs, systems integrators and end-users are increasingly seeking to overcome the limitations of closed, centralized systems. As with the computer industry's move away from centralized computing architectures, the Company believes that across a broad range of control applications, the control industry is moving away from custom, wiring-intensive and closed interconnection schemes among various system components, towards open, interoperable, distributed architectures in which the control intelligence resides among the sensors and actuators in an intelligent network, rather than in central controllers.

THE ECHELON SOLUTION

  Echelon develops, markets and supports a family of hardware and software products and services that enables OEMs and systems integrators to design and implement open, interoperable, distributed control networks. Echelon's networking technology allows intelligence and communications capabilities to be embedded into individual control devices that can be connected together through a variety of communications media such as a twisted pair of wires (data cable) and the existing power lines in a facility. The intelligent, networked control devices are then able to communicate with each other, peer-to-peer, to perform the desired control functions. For example, a temperature sensor might detect a change in temperature and send a message over the network that is received and acted upon by other devices that have been configured to accept the message. In effect, the network becomes the controller, eliminating the need for central controllers, significantly reducing wiring costs and enhancing system functionality and flexibility.

  The Company offers a comprehensive set of products and services that provides the infrastructure and support required to build and implement open, multi-vendor, interoperable, control network solutions for building, industrial, transportation, home and other automation markets. The Company's products are based on its LonWorks networking technology, an open standard for interoperable networked control. In a LonWorks control network, intelligent control devices, called nodes, communicate using the Company's LonTalk protocol. Each node in the network contains embedded intelligence that implements the protocol and performs local sense and control functions. At the core of this embedded intelligence is the Neuron Chip, an integrated circuit that was initially designed by Echelon and is currently manufactured and sold by Motorola and Toshiba. In addition, the Company offers transceivers that couple the Neuron Chip to the communications medium; control modules that significantly reduce OEM development cost; intelligent LonWorks routers that allow users to build large systems containing different networking media; network interfaces that connect computers to the network; development tools that allow OEMs to design LonWorks technology into their products; and software tools and toolkits that allow users to install, monitor, maintain and control their systems.

  The diagrams below compare a control application implemented in a closed, centralized control system architecture with the same application implemented using Echelon's LonWorks distributed control network solution.

                                   [GRAPHIC]
         TRADITIONAL CLOSED, CENTRALLY-CONTROLLED SYSTEM ARCHITECTURE


                                   [GRAPHIC]
           ECHELON'S OPEN, DISTRIBUTED CONTROL NETWORK ARCHITECTURE

  Echelon's family of products and services provides the following benefits to its customers:

 . Installation Cost Savings. LonWorks based open control networks are less expensive to install than closed, centrally-controlled systems. By replacing individual hard-wired connections with shared network channels, wiring and conduit material and labor costs are substantially reduced. By eliminating the need to program and debug complex control logic software, systems can be designed and commissioned more quickly by personnel with less specialized training. In addition, LonWorks based networks do not require expensive, performance-limiting gateways (which are used to enable communication between disparate systems) to connect control systems from multiple vendors.

 . Life-Cycle Cost Savings. LonWorks networks eliminate many of the sources of high life-cycle costs found in traditional control systems. By providing an open, interoperable platform, LonWorks networks allow end-users to select the most cost-effective products and services for their applications from a broad range of OEMs. In addition, the inherent flexibility of the LonWorks network architecture permits modifications to the control system, including adding new products, features and functions, to be made at significantly lower cost. LonWorks technology also enables devices to be logically "rewired" across the network without the need to run new physical wire or to replace or reprogram devices.

 . Improved Quality and Functionality. With LonWorks networks, end-users are able to customize their control networks to their specific needs by incorporating products and applications from an array of applications providers. In open LonWorks networks, any piece of information from any device can easily be shared with any other device in the same control system, in a different control system, or in a computer system, without the need for custom programming or additional hardware. For example, a measurement system can analyze information from a manufacturing system and send back improvements within seconds if the two systems communicate directly, rather than through a process where information is gathered and communicated manually over days or even weeks.

 . Improved Reliability. In a fully-distributed LonWorks control network, there is no single point of failure. Typically, the failure of a device on the network only affects a small subset of devices with which it interacts. Unlike devices in a centrally controlled system, devices in a LonWorks network are "self-aware" and can take appropriate actions, such as returning to default set-points, to adapt to the error condition. In addition, by utilizing its built-in processing power, each device can keep track of its own status and can report problems before they occur.

 . Increased Market Demand. The Company believes that by eliminating high-cost centralized controllers and fostering interoperability between devices, LonWorks technology enables both OEMs and systems integrators to create low-cost, customized solutions to satisfy market demands that have not been met by traditional control systems.

STRATEGY

  Echelon's objective is to be the leading supplier of products and services used in the growing market for open, interoperable control networks. Key elements of the Company's strategy to accomplish this objective include:

 . Extend Technological Leadership. Echelon's LonWorks networking technology is the foundation for a low-cost, flexible, interoperable and reliable platform for implementing networked control applications. The Company intends to leverage its position as the developer of the LonWorks platform, along with its expertise in networking software, distributed control systems and digital and analog circuit design, to deliver a full range of highly-functional and cost-effective products and systems that meet its customers' needs.

 . Target Industry-Leading OEM Customers. The Company seeks to develop broad industry support for its LonWorks platform. To help accomplish this objective, the Company works closely with industry-leading OEMs, such as Bombardier, Edwards and Honeywell, in the product design process and invests in programs that enable these customers to develop, market and support their products. The Company believes that close collaborative relationships with OEM customers will continue to accelerate the transition of its targeted industries toward open, multi-vendor architectures for control networks.

 . Develop Systems Integrator Distribution Channel. The Company believes that end-users increasingly prefer multi-vendor control networks in order to decrease life-cycle costs and improve the functionality of their control systems. In order to capitalize on this opportunity, the Company complements its OEM distribution channel by aggressively targeting independent systems integrators as an additional channel to install, configure and maintain highly-functional control networks for end-users. To more effectively meet the needs of systems integrators, the Company recently released its LonPoint System, which provides the infrastructure needed to implement open, interoperable, distributed control networks. The Company intends to continue promoting the benefits of the LonWorks technology and products to systems integrators and end-users as a means to create stronger demand for its control network solutions.

 . Increase Penetration of Existing Vertical Markets. While the Company's control network products are applicable across a broad range of industries, the Company intends to continue to focus its marketing efforts on those vertical markets in which it has established a large customer base, namely the building, industrial, transportation and home automation industries. The Company works closely with OEMs and systems integrators in these vertical markets to identify market needs, and targets its product development efforts to meet those needs. For instance, in 1997, the Company began shipping its network operating system, LonWorks Network Services, in response to the needs of OEMs for a multi-user platform to install, maintain, monitor and interface with control networks. In addition, the Company established the LonMark Interoperability Association in May 1994 to facilitate the development and implementation of interoperable LonWorks based control systems within various industries. Several industry leaders in the Company's targeted markets have announced and currently promote products that conform to these standards.

 .  Integrate LonWorks Control Networks with Enterprise Data Networks. The
   Company believes that the seamless integration between LonWorks control networks and enterprise data networks is important to enable end-users to remotely monitor and manage their control networks, as well as to collect and analyze data generated by their control networks. To meet this market demand, the Company is developing systems and technology that combine standard data networking and communications protocols with the Company's products and technology. In support of this effort, the Company recently entered into a strategic agreement with Toshiba and a non-binding memorandum of understanding with Cisco to develop products that integrate LonWorks control networks with enterprise data networks.

 . Leverage International Market Opportunities. With sales and marketing operations in 10 countries and 57.5% of the Company's total revenues in 1997 attributable to international sales, the Company has established a significant international presence. The Company plans to continue to devote significant resources to international sales, marketing and product development efforts to capitalize on markets for control networks outside of the United States. For example, the Company's most popular power line transceiver was designed to meet the requirements imposed by regulators in both North America and Europe, enabling OEMs to leverage their product development programs across these markets.

MARKETS, APPLICATIONS AND CUSTOMERS

  The Company markets its products and services primarily in North America, Europe, Japan and selected Asia Pacific countries. The Company's target markets include:

  Building Automation. Companies worldwide are using LonWorks control networks in most facets of the building automation industry, including access control, automatic doors, elevators, energy management, fire/life/safety, HVAC, lighting, metering, security and window blinds. The Company believes that LonWorks networks are widely accepted because they lower installed system cost, reduce ongoing life-cycle costs and increase functionality. For example, a major automation project is currently being completed for British Airways' new combined business center, BA Waterside, near Heathrow Airport. The project uses LonWorks control networks throughout the six building campus to connect the building management, lighting and access control systems together in a unified system. Key customers in the building automation market include Honeywell, Johnson Controls, Landis & Staefa, Philips Lighting B.V., Schindler Elevator Corp. and Siebe.

  Industrial Automation. LonWorks control networks are found in semiconductor fabrication plants, gas compressor stations, gasoline tank farms, oil pumping stations, water pumping stations, textile dyeing machinery, pulp and paper processing equipment, automated conveyor systems and many other industrial environments. In such industrial installations, LonWorks networks replace complex wiring harnesses, reduce installation costs, eliminate expensive programmable logic controllers and distribute control among sensors, actuators and other devices, thereby reducing system costs, improving control and eliminating the problem of a single point of failure, among other things. For example, Edwards, a leading supplier of vacuum pumping systems to the semiconductor industry, is using LonWorks control networks within each pumping station to replace complex wiring used to connect various motors, sensors, actuators and displays. The same control network is extended to connect up to 400 pumping stations together in a semiconductor fabrication plant to form a complete pumping system. Echelon's key customers in the industrial automation market include Brooks Instrument, Edwards, Fuji Electric, Hitachi, Lam Research Corporation and Marley Pump.

  Transportation. Echelon's technology is used in important transportation applications, including railcars, light rail, buses, motor coaches, fire trucks, naval vessels and aircraft. LonWorks networks are used in these transportation systems to improve efficiency, reduce maintenance costs and increase safety and comfort. LonWorks technology has been specified as the standard for electro-pneumatic braking for freight transportation trains by the American Association of Railroads, and as one of the standards by the New York City Transit Authority for the replacement of its subway cars. Key OEMs in the transportation market include Bombardier, Cummins Engine, Kawasaki and Raytheon.

  Home Automation and Other. While the home automation market is still in its infancy, numerous companies are now selling LonWorks based products for HVAC, lighting, security, utility meters and whole house automation. A number of utility companies located throughout the world, including CSW Communications (the holding company for Central and Southwest Utilities), Detroit Edison and Enron Energy Services in the United States, and Sydkraft and Scottish Hydro Electric in Europe, currently are pursuing residential projects involving LonWorks networks. Other industries in which LonWorks control networks have been utilized or are being developed for use include telecommunications (including alarm systems for switching equipment), agriculture (including feeding and watering systems) and medical instrumentation (including the use of CAT scans to create holographic images).

PRODUCTS AND SERVICES

  The Company offers a comprehensive set of over 80 products and services marketed under the LonWorks brand name that provide the infrastructure and support required to implement and deploy open, interoperable, control network solutions.

  LonWorks Control and Connectivity Products. This suite of hardware products, some with embedded firmware, serves as the physical interface between the control software resident on the managed devices and the cabling and wiring infrastructure. These products include a variety of transceivers, control modules, routers and network interface devices. Standard, off-the-shelf LonWorks transceivers and control modules simplify the development of LonWorks nodes, provide the foundation for interoperability and reduce the development cost and time for an OEM's product development. LonWorks routers provide transparent support for multiple media, which makes it possible to signal between different types of media, such as twisted pair, power line, radio frequency, optical fiber and infrared. Routers can also be used to control network traffic and partition sections of the network from traffic in another area, increasing the total throughput and speed of the network. Network interfaces can be used to connect computers to a LonWorks network.

  LonWorks Network Services ("LNS"). Echelon's network operating system, LNS, serves as the platform for installing, maintaining, monitoring and interfacing with control networks. The LNS family of products adds the power of client-server architecture and component-based software design into control systems and allows tools from multiple vendors to work together.

  The LonMaker for Windows tool, built on the LNS network operating system and the Visio technical drawing package, gives users a familiar, CAD-like environment in which to design their network's control system. The graphical nature of the LonMaker tool provides an intuitive interface for designing, installing and maintaining multi-vendor, open, interoperable LonWorks control networks. LNS also allows multiple users, each running their own copy of LonMaker for Windows or other LNS-based tools, to utilize the system in parallel, thereby streamlining the design and commissioning process, and facilitating future adds, moves and changes.

  LonPoint System Products. In the second quarter of 1998, the Company began shipment of the LonPoint System, which provides the infrastructure to implement open, interoperable, distributed control networks. In contrast to traditional closed, centrally-controlled systems, the LonPoint System offers a flat network architecture in which every device performs control processing. Distributing the processing throughout the network lowers installation and overall life-cycle costs, increases reliability by eliminating central points of failure, and provides the flexibility to adapt the system to a wide variety of applications.

  The LonPoint System includes a family of hardware and software products. Hardware products include interface modules (which convert a variety of legacy digital and analog sensors and actuators into intelligent and interoperable network devices), routers (which provide transparent connectivity and intelligent message passing between various combinations of standard LonWorks media), and scheduler modules (which provide system timekeeping and state coordination). The LonPoint System is installed using the LonMaker for Windows tool and includes LNS software plug-ins that provide end-users with a customized configuration view of each LonPoint module, thereby reducing the time and training required to configure LonPoint interface modules.

  Development Tools. Echelon provides development tools that are used by an OEM to design LonWorks technology into the OEM's products. The LonBuilder Developer's Workbench integrates a complete set of tools for developing LonWorks based control networks. These tools include an environment for developing and debugging applications at multiple nodes, a network manager to install and configure these nodes, and a protocol analyzer to examine network traffic to ensure adequate capacity and to debug errors.

  The NodeBuilder development tool is designed to make it easy for OEMs to develop and test individual LonWorks nodes. It uses a familiar Windows based development environment with easy-to-use on-line help. The NodeBuilder tool can complement the development capabilities of the LonBuilder Developer's Workbench, since the NodeBuilder tool can be used to develop individual nodes that are then integrated and tested as a system using the LonBuilder tool.

  Training and Support. The Company conducts a variety of technical training courses covering its LonWorks network technology and products. These courses are designed to provide hands-on, in-depth and practical experience that can be used immediately by OEMs and systems integrators of LonWorks systems. The Company also offers technical support to its customers on a per incident and annual contract basis. These support services are intended to ensure proper use of the Company's products and to shorten development time for the customer's products that use Echelon's technology through timely resolution of the customer's technical problems. As of May 31, 1998, the Company had 14 employees in the United States, Japan and the United Kingdom engaged in training and support.

SALES AND MARKETING

  The Company markets and sells its products and services to OEMs and increasingly to systems integrators to promote the widespread use of its LonWorks technology. In addition, the Company believes that awareness of the benefits of LonWorks networks among end-users will increase demand "pull" for the Company's products. In North America, the Company sells its products through a direct sales organization. Outside the United States, direct sales, applications engineering and customer support are conducted through the Company's operations in China, France, Germany, Hong Kong, Italy, Japan, the Netherlands, South Korea and the United Kingdom. Each of these offices is staffed primarily with local employees. The Company supplements its worldwide sales personnel with application engineers and technical and industry experts working in the Company's headquarters. The Company also leverages its selling efforts through the use of an in-house telephone sales staff. Internationally, the Company augments its direct sales with the use of distributors. These distributors tend to specialize in certain geographical markets. The Company sells its products in Europe principally through EBV, its sole independent European distributor, and through its direct sales force. The Company relies solely on distributors in certain countries in the Asia Pacific region, including Australia and Taiwan, and in Latin America, through its distributor in Argentina. See "Risk Factors--Dependence on OEMs and Distribution Channels."

  The Company has recently implemented an authorized network integrator program to increase the distribution of its products through systems integrators worldwide. These systems integrators design, install and service control systems using the Company's LonPoint System with legacy devices and other manufacturers' products that meet the certification guidelines of the LonMark Interoperability Association, thereby reducing dependence on single-vendor products, eliminating the risks of centralized, closed controllers and supporting less complex, peer-to-peer system architectures. The Company provides these systems integrators with access to the training, tools and products required to cost-effectively install, commission and maintain open, multi-vendor distributed control systems based on LonWorks control networks.

  The Company's marketing efforts are augmented by the LonMark Interoperability Association and the LonUsers International group. The LonMark Interoperability Association was formed by Echelon in May 1994 and has over 200 members. This Association defines the technical standards for interoperability for LonWorks technology and promotes the use of open control networks based on the LonMark standard. The purpose of LonUsers International, established by Echelon in 1991, is to provide a forum in which parties can share recent information concerning LonWorks technology and applications, build alliances and support the LonWorks standard for control networking. In 1997, LonUsers International meetings in North America, Europe and Asia drew nearly 4,000 participants.

STRATEGIC ALLIANCES

  Neuron Chips, which are important components in control network nodes, are manufactured and sold by both Motorola and Toshiba. The Company has entered into licensing agreements with each of Motorola and Toshiba. Among other things, the agreements grant Motorola and Toshiba the worldwide right to manufacture and distribute Neuron Chips using technology licensed from the Company and require the Company to provide support and unspecified updates to the licensed technology over the terms of the agreements. While the Company developed the first version of the Neuron Chip, Motorola and Toshiba subsequently developed improved, lower-cost versions of the Neuron Chip that are presently utilized in products developed and sold by the Company and its customers. The Company has neither the resources nor the skills to replace either Motorola or Toshiba as a designer, manufacturer or distributor of Neuron Chips. Motorola and Toshiba have played, and are expected to continue to play, a key role in the development and marketing of LonWorks technology. The loss of either Motorola or Toshiba as a supplier of the Neuron Chip would have a material adverse effect on the business, operating results and financial condition of the Company, and in such event there can be no assurance that the Company would be able to locate an alternate source for the design, manufacture or distribution of Neuron Chips. See "Risk Factors-- Dependence on Key Manufacturers" and "Certain Transactions."

  The Company has an agreement with Toshiba and a non-binding memorandum of understanding with Cisco to develop products that integrate LonWorks control networks into enterprise data networks. Echelon's joint development agreement with Toshiba is intended to enable products and technologies to be developed using the Java programming language to program LonWorks control devices. The Company expects that its relationship with Cisco will result in jointly-developed products that simplify enterprise-wide integration of LonWorks control and Internet protocol data networks.

PRODUCT DEVELOPMENT

  The Company's future success depends in large part on its ability to enhance existing products, lower product cost and develop new products that maintain technological competitiveness. The Company has made and intends to continue to make substantial investments in product development. The Company recently has made significant engineering investments in bringing its LNS network operating system and LonPoint System products to market. Extensive product development input is obtained from customers and by monitoring end-user needs and changes in the marketplace.

  The Company's total expenses for product development for the three months ended March 31, 1998 and for fiscal 1997 and 1996 were $2.0 million, $7.1 million and $7.5 million, respectively. The Company anticipates that it will continue to commit substantial resources to product development in the future and that product development expenses may increase in the future. To date, the Company's development efforts have not resulted in any capitalized software development costs. As of May 31, 1998, the Company's product development organization consisted of 44 personnel.

COMPETITION

  Competition in the Company's markets is intense and involves rapidly changing technologies, evolving industry standards, frequent new product introductions and rapid changes in customer requirements. To maintain and improve its competitive position, the Company must continue to develop and introduce, on a timely and cost-effective basis, new products, features and services that keep pace with the evolving needs of its customers. The principal competitive factors affecting the markets for the Company's control network products are customer service and support, product reputation, quality, performance and price, and product features such as adaptability, scalability, ability to integrate with other products, functionality and ease of use. The Company believes it has in the past generally competed favorably with offerings of its competitors on the basis of these factors. However, there can be no assurance that the Company will continue to be able to compete effectively based on these or any other competitive factors in the future.

  In each of its markets, the Company competes with a wide array of manufacturers, vendors, strategic alliances, systems developers and other businesses. The Company's competitors include some of the largest companies in the electronics industry, such as Siemens in the building and industrial automation industries and Allen-Bradley and Schneider in the industrial automation industry. Many of the Company's competitors, alone or together with their trade associations and partners, have longer operating histories, significantly greater financial, technical, marketing, service and other resources, significantly greater name recognition and broader product offerings. As a result, such competitors may be able to devote greater resources to the development, marketing and sale of their products, and may be able to respond more quickly to changes in customer requirements or product technology. In addition, those competitors that manufacture and promote closed, centralized proprietary systems may enjoy a captive customer base dependent on such competitors for service, maintenance, upgrades and enhancements. Accordingly, there can be no assurance that the Company will be able to compete successfully with existing or new competitors, or that competition will not have a material adverse effect on the business, operating results or financial condition of the Company.

  Many of the Company's current and prospective competitors are dedicated to promoting closed or proprietary systems, technologies, software and network protocols or product standards that differ from, or are incompatible with, those of the Company. In some cases, companies have established associations or cooperative relationships to enhance the competitiveness and popularity of their products, or to promote such different or incompatible technologies, protocols and standards. For example, in the building automation market, the Company faces widespread reluctance by vendors of traditional closed or proprietary control systems (who enjoy a captive market for servicing and replacing equipment) to utilize the Company's interoperable technologies, as well as strong competition by large trade associations that promote alternative technologies and standards in their native countries, such as the BatiBus Club International in France and the European Installation Bus Association in Germany (each of which has over 100 members and licensees). Other examples include the CEBus Industry Council, which is the proponent of an alternative protocol to the Company's LonTalk protocol for use in the home automation industry, and a group comprised of Asea Brown Boveri, ADtranz AB, Siemens, GEC Alstrom and other manufacturers that support an alternative rail transportation protocol to LonWorks networks. The Company works with standards-setting organizations to establish open markets for LonWorks products in the Company's targeted markets. There can be no assurance that the Company's technologies, protocols or standards will be successful in any of its markets, or that the Company will be able to compete with new or enhanced products or standards introduced by existing or future competitors. Any increase in competition or failure by the Company to effectively compete with new or enhanced products or standards could result in fewer customer orders, price reductions, reduced order size, reduced operating margins and loss of market share, any of which could have a material adverse effect on the business, operating results or financial condition of the Company. See "Risk Factors--Competition."

  LonWorks technology is open, meaning that many of the Company's key technology patents are broadly licensed without royalties or license fees. As a result, the Company's customers are capable of developing products that compete with some of the Company's products. Because some of the Company's customers are OEMs that develop and market their own control systems, these customers in particular could develop competing products based on the Company's open technology. This could decrease the market for the Company's products, increase competition, and have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Products and Services."

MANUFACTURING

  The Company's manufacturing strategy is to outsource production to third parties where it is more cost- effective and to limit its internal manufacturing to such tasks as quality inspection, system integration, testing and order fulfillment. Echelon maintains manufacturing agreements with Motorola and Toshiba related to the Neuron Chip, an important component in many of the Company's products. Additionally, for certain key products, the Company utilizes outsourced manufacturers including GET, Hi-Tech, muRata and Quadrus. These outsourced manufacturers procure material and assemble, test and inspect the final products to the Company's specifications.

  The Company's future success will depend, in significant part, on its ability to successfully manufacture its products cost-effectively and in sufficient volumes. To date, the Company has not experienced any significant delays or material unanticipated costs resulting from the use of third party manufacturing; however, such a strategy involves certain risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs. The loss of either Motorola or Toshiba as a supplier of the Neuron Chip would have a material adverse effect on the business, operating results and financial condition of the Company, and in such event there can be no assurance that the Company would be able to locate an alternate source for the design, manufacture or distribution of Neuron Chips. Further, several key components are currently purchased only from sole or limited sources. Any interruption in the supply of these components, or the inability of the Company to procure these components from alternate sources at acceptable prices and within a reasonable time, could have a material adverse effect upon the Company's business, operating results and financial condition. See "Risk Factors--Dependence on Key Manufacturers."

GOVERNMENT REGULATION

  Many of the Company's products and the industries in which they are used are subject to U.S. and foreign regulation. Government regulatory action could greatly reduce the market for the Company's products. For example, the power line medium (the communications medium used by some of the Company's products) is subject to special regulations in North America, Europe and Japan. These regulations limit the ability of companies in general to use power lines as a communication medium. In addition, some of the Company's competitors have attempted to use regulatory actions to reduce the market opportunity for the Company's products or to increase the market opportunity for the competitors' products. For example, CEMA, a trade association that developed the CEBus protocol for use in home automation applications, has proposed that the FCC adopt a standard for television-cable compatibility that encompasses CEBus. CEMA has also proposed the use of such standard with respect to an FCC rule making relating to the commercial availability of navigation devices, such as set-top boxes. The Company has resisted these efforts and will continue to oppose competitors' efforts to use regulation to impede competition in the markets for the Company's products. There can be no assurance that existing or future regulations or regulatory actions would not adversely affect the market for the Company's products or require significant expenditures of management or financial resources, any of which could have a material adverse effect on the Company's business, operating results and a financial condition. See "Risk Factors--Regulatory Actions."

PROPRIETARY RIGHTS

  The Company is the owner of numerous patents, trademarks and logos. As of May 31, 1998, the Company had received 65 United States patents, and has 21 patent applications pending. Some of these patents have also been granted in selected foreign countries. Many of the specific patents that are fundamental to LonWorks technology have been licensed to the Company's customers with no license fee or royalties. The principal value of the remaining patents relates to the Company's specific implementation of its products. See "Risk Factors-- Competition" and "--Limited Protection of Intellectual Property Rights."

  The Company holds several registered trademarks in the United States, including Echelon, LonBuilder, LonMark, LonTalk, LonUsers, LonWorks, Neuron and NodeBuilder. The Company has also registered some of its trademarks and logos in foreign countries.

EMPLOYEES

  As of May 31, 1998, the Company had 152 employees worldwide, of which 44 were in product development, 23 were in operations, 52 were in sales and marketing, 14 were in customer support and training and 19 were in general and administrative. Approximately 115 employees are located at the Company's headquarters in Palo Alto, California. The Company has employees in 10 countries worldwide, with the largest concentrations outside the United States in Japan, the Netherlands and the United Kingdom. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

  The Company leases approximately 55,000 square feet of office, manufacturing and distribution facilities in Palo Alto, California under two leases that expire on June 30, 2000. The Company has an option to extend the lease of a portion of the facilities for a five year period. The aggregate rental expense under these leases will be approximately $1.4 million during 1998. The Company also leases office space for its employees in China, France, Germany, Hong Kong, Italy, Japan, the Netherlands and the United Kingdom. The aggregate rental expense for such office space will be approximately $348,000 during 1998. The Company believes that additional office space will be available as required on acceptable terms.

LEGAL PROCEEDINGS

  There are no material legal proceedings to which the Company is a party or to which any of its properties are subject, nor are there any material legal proceedings known to the Company to be contemplated by any governmental authority against the Company or any of its properties.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

 NAME                          AGE POSITION
 ----                          --- --------
 M. Kenneth Oshman...........   57 Chairman of the Board, President & Chief
                                   Executive Officer, Director
 Gibson Anderson.............   56 Vice President of Human Resources
 Frederik Bruggink...........   43 Vice President, Europe, Middle East and
                                   Africa
 Lawrence Y.H. Chan..........   47 Vice President, Asia Pacific and Japan
 Robert A. Dolin.............   43 Vice President and Chief Technology Officer
 James M. Kasson.............   55 Vice President, Chief Information Officer
 Kenneth E. Lavezzo..........   56 Vice President of Operations
 Peter Mehring...............   36 Vice President, Engineering
 Oliver R. Stanfield.........   49 Vice President of Finance & Chief Financial
                                   Officer
 Ed Sterbenc.................   52 Vice President, Americas
 Beatrice Yormark............   53 Vice President of Marketing and Sales
 Armas Clifford Markkula,
  Jr.(1).....................   56 Vice Chairman of the Board, Director
 Bertrand Cambou.............   42 Director
 Robert R. Maxfield(2).......   56 Director
 Richard M. Moley(2).........   59 Director
 Arthur Rock(1)..............   71 Director
 Larry W. Sonsini............   57 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  The Board of Directors is divided into three classes, designated as Class A, Class B and Class C. The term of the Class A directors expires at the Company's annual meeting of stockholders in 1999 and each third annual meeting thereafter. M. Kenneth Oshman and Larry W. Sonsini have been designated as Class A directors. The term of the Class B directors expires at the Company's annual meeting of stockholders in 2000 and each third annual meeting thereafter. Bertrand Cambou, Clifford Markkula, Jr. and Robert R. Maxfield have been designated as Class B directors. The term of the Class C directors expires at the Company's annual meeting of stockholders in 2001 and each third annual meeting thereafter. Richard M. Moley and Arthur Rock have been designated as Class C directors. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships among the officers and directors of the Company.

  M. Kenneth Oshman has been President and Chief Executive Officer of the Company since December 1988. Mr. Oshman, with three associates, founded ROLM Corporation ("ROLM") in 1969. He was Chief Executive Officer, President, and a director at ROLM from its founding until its merger with IBM in 1984. Following the merger, he became a Vice President of IBM and a member of the Corporate Management Board. He remained in that position until he left IBM in 1986. Prior to founding ROLM, Mr. Oshman was a member of the technical staff at Sylvania Electric Products from 1963 to 1969. In addition to his responsibilities at Echelon, Mr. Oshman serves as a director of Sun Microsystems, Knight-Ridder, Inc. and CMC Industries, Inc. Mr. Oshman earned B.A. and B.S.E.E. degrees from Rice University and M.S. and Ph.D. degrees in Electrical Engineering at Stanford University.

  Gibson Anderson has been Vice President, Human Resources of the Company since February 1997 and was the Director of Human Resources of the Company from 1990 to 1997. Mr. Anderson was employed by ROLM from 1971 to 1986, where he held positions in engineering, marketing, manufacturing and human resources. Before joining ROLM, he spent three years at Hewlett-Packard developing data acquisition systems and three years at IBM performing analog and digital circuit design and research in computerized speech recognition.

Mr. Anderson holds B.A. and B.S.E.E. degrees from Rice University and a M.S. degree in Electrical Engineering from Stanford University.

  Frederik Bruggink has been Vice President, Europe, Middle East and Africa, since April 1996. Mr. Bruggink joined the Company from Banyan Systems, where he was Vice President, Europe. From 1985 to 1993, Mr. Bruggink held several positions at Stratus Computer, including General Manager positions for Holland, Benelux, and Northern Europe. His last position at Stratus was Vice President, Northern Europe (including Germany). Prior to joining Stratus, he held sales positions at Burroughs Computers. Mr. Bruggink attended the University of Leiden.

  Lawrence Y.H. Chan joined the Company in April 1997 as Vice President of Asia Pacific and Japan and is based in Hong Kong. Prior to joining the Company, Mr. Chan was Vice President of Asia Pacific and Japan for Banyan Systems. Prior to that, he held management positions at Stratus Computer, both in the U.S. and Hong Kong. Prior to joining Stratus, he held positions with ComputerVision, Oriental Data Systems, Ltd., Hong Kong Terminals, John Swire and Sons, Ltd., Kowloon Container Terminals Ltd. and NCR Hong Kong Ltd. Mr. Chan received a General Certificate of Education from the University of London, a degree in Electrical Engineering from Hong Kong Technical College and a degree in Computer Programming from Hong Kong University.

  Robert A. Dolin has been Vice President and Chief Technology Officer of the Company since May 1995. From 1989 until 1995, Mr. Dolin was the Director of Systems Engineering of the Company. Before joining the Company, Mr. Dolin was Manager of Architecture at ROLM where he worked for 12 years. He has a B.S. degree in Electrical Engineering and Computer Science from the University of California at Berkeley.

  James M. Kasson has been Vice President, Chief Information Officer of the Company since November 1997. He served as Vice President of Engineering of the Company from May 1995 to November 1997. From 1986 until 1995, he was an IBM Fellow, first as Director of IBM's Advanced Telecommunications Research Laboratory and later at the Almaden Research Center in San Jose where he worked in research on a wide variety of electronic imaging systems. Mr. Kasson joined ROLM in 1973, which was purchased by IBM in 1984. Mr. Kasson received a B.S. degree in Electrical Engineering from Stanford University and an M.S. degree in Electrical Engineering from the University of Illinois.

  Kenneth E. Lavezzo has been Vice President of Operations of the Company since September 1990 and has been employed by the Company since 1989. Mr. Lavezzo joined the Company from ROLM, where he was the Director responsible for Phonemail and Voice Applications. He also served as General Manager of the Phones Division. Mr. Lavezzo joined ROLM in 1973 and held a variety of other positions ranging from product design and program management to production and manufacturing management. Prior to joining ROLM, he spent seven years at Hewlett-Packard as a member of the technical staff developing medical products and high-speed data acquisition products. Mr. Lavezzo received a B.S. degree in Electrical Engineering from the University of California at Berkeley.

  Peter Mehring has been Vice President, Engineering of the Company since March 1998. Mr. Mehring joined the Company from Umax Computer Corporation ("Umax") where he was a Founder, General Manager, and Vice President of research and development. Prior to joining Umax, Mr. Mehring held engineering management positions at Radius, Inc., Power Computing Corporation, Sun Microsystems, Inc., and Wang Laboratories, Inc. Mr. Mehring received a B.S. degree in Electrical Engineering from Tufts University, Massachusetts.

  Oliver R. Stanfield has been Vice President of Finance & Chief Financial Officer of the Company since March 1989. Mr. Stanfield joined the Company from ROLM, where he served in several positions since 1980, including Director of Pricing; Vice President, Plans and Controls; Vice President, Business Planning; Vice President, Financial Planning and Analysis; Treasurer; and Controller, Mil Spec Division. Prior to joining ROLM, Mr. Stanfield worked for ITEL Corporation, Computer Automation and Rockwell International. Mr. Stanfield began his business career with Ford Motor Company in 1969 in various accounting positions while completing B.S. and M.B.A. degrees at the University of Southern California.

  Ed Sterbenc joined the Company in April, 1997 as Vice President, Americas. Prior to joining the Company, Mr. Sterbenc was with Tandem Computers, Inc. from 1987 to 1997. At Tandem, he held positions in sales, international sales and marketing. Prior to joining Tandem Computers, Inc., Mr. Sterbenc was Vice President of Sales at Syntelligence. He was a Sales Manager for Cullinet Software from 1984 to 1986, and held positions in sales, marketing and sales management at IBM from 1973 to 1984. Mr. Sterbenc worked at Inland Steel prior to joining IBM. Mr. Sterbenc holds a B.S. degree in Industrial Management and an A.A.S. degree in Computer Science from Purdue University.

  Beatrice Yormark has been Vice President of Marketing and Sales of the Company since January 1990. Ms. Yormark joined the Company from Connect, Inc., an on-line information services company, where she was the company's Chief Operating Officer. Before joining Connect, Ms. Yormark held a variety of positions, including Executive Director of Systems Engineering for Telaction Corporation, Director in the role of Partner at Coopers & Lybrand, Vice President of Sales at INTERACTIVE Systems Corporation, and various staff positions at the Rand Corporation. Ms. Yormark received a B.S. degree in Mathematics from City College of New York and an M.S. degree in Computer Science from Purdue University.

  Armas Clifford Markkula, Jr. is the founder of the Company and has served as a director since 1988. He has been Vice Chairman of the Company's Board since 1989. Mr. Markkula was Chairman of the Board of Directors of Apple Computer, Inc. from October 1993 to February 1996 and was a director from 1977 to 1997. A founder of Apple, he held a variety of positions there, including President/Chief Executive Officer and Vice President of Marketing. Prior to founding Apple, Mr. Markkula was with Intel Corporation as Marketing Manager, Fairchild Camera and Instrument Corporation as Marketing Manager in the Semiconductor Division, and Hughes Aircraft as a member of the technical staff in the company's research and development laboratory. Mr. Markkula received B.S. and M.S. degrees in Electrical Engineering from the University of Southern California.

  Bertrand F. Cambou has been a director of the Company since 1998. He has been Senior Vice President and General Manager of the Networking and Computing System Group of Motorola since 1997. Between 1984 and 1997 he held various management positions within Motorola in Operations and Research and Development. From 1980 to 1984, he participated in the founding of Matra Harris Semiconductor. Dr. Cambou received a B.S. degree in Electrical Engineering from L'Ecole Superieure d'Electricite in Paris, France, a Masters degree in Physics from Toulouse University and a Doctorate degree in Electronics from Paris University.

  Robert R. Maxfield has been a director of the Company since 1989. He was a co-founder of ROLM in 1969, and served as Executive Vice President and a director until ROLM's merger with IBM in 1984. Following the merger, he continued to serve as Vice President of ROLM until 1988. Since 1988, he has been a consulting professor in the Electrical Engineering and Engineering-Economic Systems Departments at Stanford University, and was a venture partner with Kleiner, Perkins, Caufield & Byers from 1989 to 1992. He serves as a director of Cedro Group Inc. Dr. Maxfield received B.A. and B.S.E.E. degrees from Rice University, and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

  Richard M. Moley has been a director of the Company since February 1997. Mr. Moley was Senior Vice President, Wide Area Business Unit, of Cisco Systems, Inc. from July 1996 to July 1997. He served as President and Chief Executive Officer of StrataCom, Inc. from June 1986 to July 1996, when StrataCom was acquired by Cisco. Mr. Moley serves on the Board of Directors of Linear Technology, Inc., CMC Industries, Inc. and Cidco, Inc. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. from the University of Santa Clara.

  Arthur Rock has been a director of the Company since December 1988. Mr. Rock has been Principal of Arthur Rock & Co., a venture capital firm, since 1969. He has been a director of Intel since its founding in 1968, and is presently Chairman of the Executive Committee and Lead Director of the Board of Directors of Intel. He is also a director of Argonaut Group, Inc. and AirTouch Communications, Inc., and a trustee of California Institute of Technology. Mr. Rock received a B.S. degree in Political Science and Finance from Syracuse University and an M.B.A. from Harvard University.

  Larry W. Sonsini has been a director of the Company since August 1993. Mr. Sonsini serves as Chairman of the Executive Committee of the law firm of Wilson Sonsini Goodrich & Rosati, where he has practiced since 1966. Mr. Sonsini serves as a director of Novell, Inc., Lattice Semiconductor Corporation and PIXAR Inc. Mr. Sonsini received an A.B. degree in Political Science and Economics and an L.L.B. degree from the University of California at Berkeley.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

  The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company, where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information regarding compensation earned in the fiscal year ended December 31, 1997 by the Company's Chief Executive Officer and each of the Company's four other most highly paid executive officers (collectively, the "Named Executive Officers").

                                                         LONG-TERM
                              ANNUAL COMPENSATION      COMPENSATION
                          ---------------------------- -------------
                                                        SECURITIES
NAME AND PRINCIPAL                        OTHER ANNUAL  UNDERLYING      ALL OTHER
POSITION                   SALARY  BONUS  COMPENSATION OPTIONS(#)(1) COMPENSATION(2)
------------------        -------- ------ ------------ ------------- ---------------
M. Kenneth Oshman
 Chairman of the Board,
 President and CEO......  $270,000 $   --    $   --         --           $1,636
Oliver R. Stanfield
 Vice President of Fi-
 nance and CFO..........   260,000     --        --       150,000         1,438
Beatrice Yormark
 Vice President of Mar-
 keting and Sales.......   260,000     --        --       150,000         1,584
James M. Kasson
 Vice President, Chief
 Information Officer....   230,000     --        --       100,000         1,122
Kenneth E. Lavezzo
 Vice President of Oper-
 ations.................   220,000     --        --        75,000           998

--------
(1) The options were granted under the Company's 1997 Stock Plan. See "--Stock Option Plans and Warrants" for a description of the 1997 Stock Plan.
(2) Consists of premiums paid by the Company for life insurance coverage.

OPTION GRANTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 1997

  The following table sets forth certain information regarding the stock options granted during the fiscal year ended December 31, 1997 to each of the Named Executive Officers. No stock appreciation rights were granted to those individuals during the fiscal year ended December 31, 1997.

                                      INDIVIDUAL GRANTS(1)
                         -----------------------------------------------
                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                           ANNUAL RATES OF
                         NUMBER OF                                           STOCK PRICE
                         SECURITIES  % OF TOTAL                            APPRECIATION FOR
                         UNDERLYING   OPTIONS      EXERCISE                OPTION TERM (4)
                          OPTIONS    GRANTED TO     PRICE     EXPIRATION --------------------
NAMED EXECUTIVE OFFICER   GRANTED   EMPLOYEES(2) PER SHARE(3)    DATE       5%        10%
-----------------------  ---------- ------------ ------------ ---------- --------- ----------
M. Kenneth Oshman.......     --          --           --          --        --         --
Oliver R. Stanfield.....  150,000       6.9%        $1.40      6/10/02     $58,019   $128,207
Beatrice Yormark........  150,000       6.9          1.40      6/10/02      58,019    128,207
James M. Kasson.........  100,000       4.6          1.40      6/10/02      38,679     85,471
Kenneth E. Lavezzo......   75,000       3.4          1.40      6/10/02      29,010     64,104

--------
(1) All options granted during the fiscal year were granted under the 1997 Stock Plan. Each option is immediately exercisable and vests according to a vesting schedule, subject to the employee's continued employment with the Company. See "--Stock Option Plans and Warrants."
(2) Based on a total of 2,185,700 options granted to all employees during the fiscal year ended December 31, 1997.
(3) The exercise price per share of options granted represented the fair market value as determined by the Board of Directors on June 10, 1997, the date the options were granted.

(4) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value as mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the deemed fair market value of the Common Stock from the date of grant to the date of this Prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

AGGREGATE OPTION EXERCISES IN 1997 AND 1997 FISCAL YEAR-END OPTION VALUES

  There were no option exercises by the Named Executive Officers in the fiscal year ended December 31, 1997. The following table sets forth for each Named Executive Officer the number of shares covered by exercisable stock options as of December 31, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of December 31, 1997, as determined by the Board of Directors of the Company. No stock appreciation rights to those individuals were outstanding during the fiscal year ended December 31, 1997.

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                              OPTIONS AT FISCAL YEAR-   IN-THE-MONEY OPTIONS AT
                                        END              FISCAL YEAR-END(1)(2)
                             ------------------------- -------------------------
                                                       EXERCISABLE UNEXERCISABLE
NAME                         EXERCISABLE UNEXERCISABLE     ($)          ($)
----                         ----------- ------------- ----------- -------------
M. Kenneth Oshman...........     --            --       $     --    $       --
Oliver R. Stanfield......... 300,000(3)        --             --            --
Beatrice Yormark............ 300,000(3)        --             --            --
James M. Kasson............. 175,000(4)        --             --            --
Kenneth E. Lavezzo..........  75,000(5)        --             --            --

--------
(1) Options granted under the 1988 Stock Option Plan and 1997 Stock Plan may be exercised immediately upon grant and prior to full vesting, subject to the optionee's entering into a restricted stock purchase agreement with the Company with respect to any unvested shares.
(2) Calculated by determining the difference between fair market value of the securities underlying the option at December 31, 1997 ($1.40 per share, as determined by the Board of Directors) and the exercise price ($1.40 per share) of the options.
(3) Includes 37,500 vested shares and 262,500 unvested shares as of December 31, 1997.
(4) Includes 18,750 vested shares and 156,250 unvested shares as of December 31, 1997.
(5) Includes no vested shares and 75,000 unvested shares as of December 31, 1997.

STOCK OPTION PLANS AND WARRANTS

  1988 Stock Option Plan. A total of 8,900,000 shares of Common Stock were reserved for issuance under the Company's 1988 Stock Option Plan (the "1988 Plan"), the reservation of which shares was approved by the Company's stockholders. The 1988 Plan was terminated as to new option grants, effective as of April 23, 1997. Outstanding options granted and unvested stock issued under the 1988 Plan remain subject to the terms and conditions of the agreements evidencing those grants or issuances. The Board currently administers the 1988 Plan with respect to the outstanding options and stock issuances and has full authority to interpret and construe the provisions of those options and issuances. As of March 31, 1998, 4,996,813 shares of Common Stock had been issued upon the exercise of stock options granted under the 1988 Plan, 2,072,770 shares were outstanding (the "Outstanding 1988 Plan Options"), no shares had been issued upon the exercise of stock purchase rights, and as a result of the termination of the 1988 Plan, all shares that had been available for future grant were returned to the status of authorized and unissued shares. Of the Outstanding 1988 Plan Options, the per share exercise prices range from $0.15 to $1.40 and the expiration dates range from May 19, 1998 to November 12, 2001.

  The 1988 Plan provides that options and stock purchase rights may be granted to employees (including officers and employee directors) and consultants (including non-employee directors) of the Company and its majority-owned subsidiaries. Options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, may only be granted to employees, while options not intended to qualify as ISOs, also known as nonstatutory stock options ("NSOs"), may be granted to both employees and consultants.

  The exercise price of any ISOs granted under the 1988 Plan were at least equal to the fair market value of the shares of Common Stock on the date of grant; provided, however, that the exercise price of ISOs granted to an employee holding stock representing more than 10% of the voting power of the Company (a "10% Stockholder") had to be 110% of the fair market value of the shares of Common Stock on the date of grant. The exercise price of NSOs and stock purchase rights granted under the 1988 Plan had to be at least equal to 85% of the fair market value of the shares of Common Stock on the date of grant; provided, however, that the exercise price of NSOs to a 10% Stockholder had to be 110% of the fair market value of the shares of Common Stock on the date of grant. The Board has the authority to reprice options outstanding under the 1988 Plan at a lower exercise price than the original exercise price in the event the fair market value of the Common Stock declines after the date the option was granted. The maximum term of each option must not exceed 10 years; however, the term of an ISO granted to a 10% Stockholder must not exceed five years. Options granted under the 1988 Plan generally have a term of five years.

  Options granted under the 1988 Plan are subject to vesting, which generally occurs at the rate of one-fourth of the shares each year following the date of hire or grant. Generally, shares which have not yet vested may be exercised pursuant to a restricted stock purchase agreement subject to a repurchase option in favor of the Company which lapses at the same rate as the vesting schedule set forth in the option agreement. In the event of termination of an optionee's employment or consulting relationship, ISOs may be exercised, to the extent vested, within 30 days following such termination, and any outstanding NSOs may be exercised, to the extent vested, during such period of time, as determined by the Board not to exceed six months following termination; provided, however, that in the event of termination due to disability or death, both ISOs and NSOs may be exercised, to the extent vested, within 12 months following termination due to disability or death. Options granted under the 1988 Plan may not be transferred other than by will or by the laws of descent or distribution. In the event of the dissolution or liquidation of the Company, unexercised options shall terminate immediately prior to the consummation of such proposed action. In the event of a merger of the Company with or into another corporation, the 1988 Plan provides that each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation; provided, however, that if such successor corporation refuses to assume or substitute the then outstanding options, (i) any options granted prior to October 19, 1993 shall become fully exercisable, and (ii) any options granted on or after October 19, 1993 will terminate as of the closing of the merger.

  1997 Stock Plan. The Company's 1997 Stock Plan, as amended and restated (the "1997 Plan"), provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The 1997 Plan was approved by the Board of Directors in February 1997 and by the stockholders in April 1997. Unless terminated sooner, the 1997 Plan will terminate automatically in 2007. A total of 6,200,000 shares of Common Stock are currently reserved for issuance pursuant to the 1997 Plan, plus annual increases on the first day of the Company's fiscal year (beginning in 1999) not to exceed the lesser of (i) 5,000,000 shares or (ii) 5% of the outstanding shares on such date. As of March 31, 1998, 247,375 shares of Common Stock had been issued upon the exercise of stock options granted under the 1997 Plan, and 2,009,925 options were outstanding.

  The 1997 Plan may be administered by the Board of Directors or a committee of the Board (as applicable, the "Administrator"), which committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the discretion to reprice outstanding options or to cancel and regrant options with the exercise price lower than the original exercise price. The Administrator has the authority to amend, suspend or terminate the 1997 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1997 Plan.

  Options and SPRs granted under the 1997 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Plan is determined by the Administrator, but will also be at least equal to 100% of the fair market value per share of Common Stock on the grant or issue date, except that up to 10% of the aggregate number of shares reserved for issuance under the 1997 Plan (including shares that have been issued or are issuable in connection with options exercised or granted under the 1997 Plan) may have exercise prices that are from 0% to 100% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed 10 years.

  The 1997 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option or right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted as described in the preceding sentence, the Administrator shall provide for the Optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

  1998 Director Option Plan. Non-employee directors are entitled to participate in the 1998 Director Option Plan (the "Director Plan"). The Director Plan was adopted by the Board of Directors in May 1998, and is subject to stockholder approval, but it will in no event become effective until the date of this offering. The Director Plan has a term of 10 years, unless terminated sooner by the Board. A total of 300,000 shares of Common Stock have been reserved for issuance under the Director Plan. The share reserve under the Director Plan will increase each year on the first day of the Company's fiscal year, beginning in 1999, by an amount equal to 100,000 shares or a lesser amount determined by the Board.

  The Director Plan provides for the automatic grant of an option to purchase 25,000 shares of Common Stock (the "First Option") to each non-employee director who first becomes a non-employee director after May 29, 1998, whether by appointment by the Board or election by the stockholders, provided such non-employee director has not previously been in the employ of the Company. Each non-employee director shall also automatically be granted an option to purchase 10,000 shares (a "Subsequent Option") on both the effective date of this offering and on the date of the Company's Annual Stockholder Meeting provided that he or she is re-elected to the Board or otherwise remains on the Board, if on such date he or she shall have served on the Board for at least the preceding six months. Each First Option and each Subsequent Option shall have a term of five years and the shares subject to the option will become exercisable in four equal annual installments subject to the optionee's completion of each year of Board service over the four year period measured from the grant date. The exercise price of any option granted under the Director Plan will be equal to the fair market value per share of Common Stock on the grant date. The fair market value per share will be equal to the closing sales price per share of Common Stock on the Nasdaq National Market on the last market trading day prior to the grant date. However, for automatic options granted on the effective date of this offering, the fair market value will be equal to the initial price per share offered to the public in this offering. On the effective date of this offering options to purchase an aggregate of 60,000 shares will be granted under the Director Plan.

  Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's five year term. Options outstanding at the end of an optionee's tenure as a director may only be exercised to the extent exercisable at the time of such cessation of service as a director. However, if the optionee has served as a director for at least five years at the time of such cessation of service as a director, then the option will accelerate and become immediately exercisable for all of the option shares at the time subject to the option as fully-vested shares and will remain exercisable for those shares until the end of the five year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee. In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each outstanding option will become fully-vested and exercisable for all of the option shares, unless such outstanding options are assumed or substituted by the successor corporation. In the event outstanding options are either assumed or substituted by the successor corporation, each outstanding option will continue to become exercisable in accordance with its original exercise schedule. If an outstanding option is assumed or substituted and the optionee's status as a director or as a director of the successor corporation terminates other than upon a voluntary resignation by the optionee, then the option will become immediately exercisable for all of the option shares at the time of such termination as fully-vested shares.

  Warrants. Warrants to purchase an aggregate of 30,000 shares of Common Stock at a per share exercise price of $12.00 are outstanding and unexercised (the "Common Stock Warrants"). The Common Stock Warrants are exercisable at any time until their expiration on the earlier of February 2, 1999 or the consummation of a merger of the Company with another entity or the sale of substantially all of the Company's assets, whereby the holders of the Company's voting securities prior to such transaction do not hold more than 50% of the voting securities of the surviving entity following such transaction (a "Change in Control").

  In addition, warrants to purchase an aggregate of 400,000 shares of Series E Preferred Stock (or Common Stock, if all Series E Preferred Stock has then been converted into Common Stock) at a per share exercise price of $5.00 are outstanding and unexercised (the "Series E Warrants"; and together with the Common Stock Warrants, the "Warrants"). The Series E Warrants are exercisable at any time until their expiration on the earlier of May 15, 2002 or a Change in Control. Each Warrant contains a cashless conversion right that allows the holder to receive a number of shares of the Company's Common Stock or Series E Preferred Stock, as applicable, equal to the quotient obtained by dividing (x) the value of the Warrant on the date of exercise, which value is determined by subtracting (a) the aggregate exercise price of the Warrant from (b) the aggregate fair market value of the Warrant shares on the date of exercise, by
(y) the fair market value of one share of the Company's Common Stock or Series E Preferred Stock, as applicable, on the date of exercise, as determined by the Company's Board of Directors. The issuance of the Warrants did not require stockholder approval. Upon the closing of this offering, the Series E Preferred Stock will be converted into Common Stock and the Series E Warrants will be exercisable for Common Stock.

                             CERTAIN TRANSACTIONS

  In June and July 1995, the Company sold shares of Common Stock to the following officers of the Company at a per share purchase price of $1.10, the then fair market value of the Company's Common Stock as determined by the Company's Board of Directors: James M. Kasson--150,000 shares; Kenneth E. Lavezzo--75,000 shares; M. Kenneth Oshman--250,000 shares, Oliver R. Stanfield--175,000 shares; Beatrice Yormark--200,000 shares. These shares are subject to a repurchase option by the Company, which repurchase option lapses at the rate of one-fourth of the shares on May 23, 1996 and each one year anniversary thereafter, subject to the continued employment with the Company of each such officer.

  In December 1995, the Company sold 100,000 shares of Common Stock to James
M. Kasson at a per share purchase price of $1.29, the then fair market value of the Company's Common Stock as determined by the Company's Board of Directors. These shares are subject to a repurchase option by the Company, which repurchase option lapses at the rate of one-fourth of the shares on November 17, 1996 and each one year anniversary thereafter, subject to Mr. Kasson's continued employment with the Company.

  In November 1996, the Company sold 1,000,000 shares of Common Stock to M. Kenneth Oshman at a per share purchase price of $1.40, the then fair market value of the Company's Common Stock as determined by the Company's Board of Directors. These shares are subject to a repurchase option by the Company, which repurchase option lapses at the rate of one-fourth of the shares on September 17, 1997 and each one year anniversary thereafter, subject to Mr. Oshman's continued employment with the Company.

  In May 1997, the Company sold an aggregate of 2,000,000 shares of Series E Preferred Stock, at a per share purchase price of $5.00, and issued warrants to purchase an aggregate of 400,000 shares of Series E Preferred Stock at a per share exercise price of $5.00 each in a private placement financing with existing stockholders of the Company, including (i) an aggregate of 1,022,428 shares purchased by M. Kenneth Oshman and Barbara S. Oshman, Trustees of the Oshman Trust dated July 10, 1979 (the "Oshman Trust"), and O-S Ventures, of which Dr. Oshman is general partner ("O-S Ventures"), and a warrant to purchase 249,713 shares issued to the Oshman Trust, (ii) an aggregate of 186,011 shares purchased by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990 (the "Arlin Trust"), and Markkula Family Limited Partnership (the "Markkula Partnership"), and a warrant to purchase 40,183 shares issued to the Arlin Trust, (iii) 121,029 shares purchased by Arthur Rock and a warrant to purchase 29,187 shares issued to Mr. Rock, (iv) 66,230 shares purchased by a trust for the benefit of Robert R. Maxfield (the "Maxfield Trust") and a warrant to purchase 15,736 shares issued to the Maxfield Trust, and (v) 37,803 shares purchased by Richard M. Moley and a warrant to purchase 10,000 shares issued to Mr. Moley.

  In March 1998, Peter Mehring was granted an option to purchase 200,000 shares of Common Stock pursuant to the Company's 1997 Stock Plan at a per share exercise price of $2.00. The option vests at the rate of one-fourth of the shares on March 9, 1999 and each one-year anniversary thereafter, subject to Mr. Mehring's continued employment with the Company. Mr. Mehring's stock option agreement provides that at any time in 1998, following the date of grant of the option, Mr. Mehring may exercise the option for 50,000 shares which vest on March 9, 1999; at any time in 1999 Mr. Mehring may exercise the option for 50,000 shares which vest on March 9, 2000; at any time in 2000 Mr. Mehring may exercise the option for 50,000 shares which vest on March 9, 2001; and at any time in 2001 Mr. Mehring may exercise the option for 50,000 shares which vest on March 9, 2002. In April 1998, Mr. Mehring exercised 50,000 unvested option shares and executed a promissory note in the principal amount of $100,000 payable to the Company. The note is a full recourse note and is secured by the shares, bears interest at the annual rate of 5.7% and is due in April 2003.

  The Company has entered into licensing agreements with Motorola, which is a principal stockholder of the Company and Motorola has had a representative on the Company's Board of Directors from time to time since 1991. Pursuant to this agreement, Motorola has the right to use certain intellectual property owned by the Company in the manufacture of Neuron Chips. Further, pursuant to the terms of the stock purchase agreement under which Motorola initially acquired its shares, Motorola has agreed to vote (i) all of its shares in favor of the slate of director nominees recommended by the Board of Directors, and (ii) a number of shares equal to at least that percentage of shares voted by all other stockholders for or against any given matter, as recommended by the Board of Directors (except certain matters relating to certain changes to the Company's charter, liquidations, a sale of the Company or a merger of the Company into another entity), as recommended by a majority of the Board of Directors. See "Risk Factors-- Dependence on Key Manufacturers" and "-- Control by Existing Stockholders" and "Business--Strategic Alliances."

  From time to time beginning April 1998, Dr. Oshman uses private air travel services for business trips for himself and for any employees accompanying him. These private air travel services are provided by certain entities controlled by Dr. Oshman or Mr. Markkula. The net cash outlay to the Company with respect to such private air travel services is no greater than comparable first class commercial air travel services. Such net outlays to date have not been material.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of the Company's Common Stock as of March 31, 1998, by all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, by each director, by each of the Named Executive Officers, and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

                                                   PERCENTAGE OF SHARES
                                                   BENEFICIALLY OWNED(1)
                                                   ------------------------
                               NUMBER OF SHARES      BEFORE        AFTER
NAME OF BENEFICIAL OWNER     BENEFICIALLY OWNED(1)  OFFERING      OFFERING
------------------------     --------------------- ----------    ----------
M. Kenneth Oshman(2)........       5,080,413               18.6%         15.7%
 Echelon Corporation
 4015 Miranda Avenue
 Palo Alto, CA 94304
Motorola, Inc.
Bertrand Cambou(3)..........       3,912,381               14.4          12.2
 1303 East Algonquin Road
 Schaumburg, IL 60196
Armas Clifford Markkula,           1,577,038                5.8           4.9
 Jr.(4).....................
 c/o ACM Investments
 P.O. Box 620170
 Woodside, CA 94062
Beatrice Yormark(5).........         968,000                3.5           3.0
Oliver R. Stanfield(6)......         925,000                3.4           2.9
Arthur Rock(7)..............         717,716                2.6           2.2
Kenneth E. Lavezzo(8).......         475,000                1.8           1.5
Robert R. Maxfield(9).......         436,966                1.6           1.4
James M. Kasson(10).........         425,000                1.6           1.3
Richard M. Moley(11)........          85,303                  *             *
Larry W. Sonsini(12)........          82,500                  *             *
All Officers and Directors        16,027,817               54.9%         46.9%
 as a Group (17 persons)
 (13).......................

--------
  * Represents less than 1% of the Company's Common Stock outstanding as of March 31, 1998.
 (1) The number of shares outstanding and percent of ownership is based on:
     (i) 27,125,612 shares of Common Stock outstanding as of March 31, 1998; and (ii) 32,125,612 shares of Common Stock outstanding upon the closing of this offering. Unless otherwise indicted below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable. The shares of Common Stock issuable pursuant to options and warrants that are currently exercisable or exercisable within 60 days of March 31, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.
 (2) Includes 4,395,700 shares of Common Stock held by M. Kenneth Oshman and Barbara S. Oshman, Trustees of the Oshman Trust dated July 10, 1979, and 435,000 shares held by O-S Ventures, of which Mr. Oshman is general partner, and excludes an aggregate of 36,000 shares held by trusts, not for the benefit of Mr. Oshman, of which Mr. Oshman serves as trustee. Includes a warrant to purchase 249,713 shares of Common Stock exercisable within 60 days of March 31, 1998. The Company has the right, but not the obligation, to repurchase 925,000 shares owned by Mr. Oshman if he should discontinue his employment with the Company. This repurchase right expires on various future dates through September 17, 2000.

 (3) All 3,912,381 shares are held by Motorola, Inc. Dr. Cambou, a director of the Company, is Senior Vice President and General Manager of the Networking and Computing Group of Motorola, Inc. and may be deemed to be a beneficial owner of shares held by such corporation. Dr. Cambou disclaims beneficial ownership of such shares.
 (4) Includes 1,379,927 shares of Common Stock held by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990, and 151,928 shares held by Markkula Family Limited Partnership (the "Markkula Partnership"), and excludes 141,928 shares of Common Stock held by a trust for the benefit of Kristi Kathryn Markkula Bowers, an adult child of Mr. and Mrs. Markkula. Mr. and Mrs. Markkula disclaim beneficial ownership of all but 30,386 of the shares held by the Markkula Partnership. Includes a warrant to purchase 40,183 shares of Common Stock exercisable within 60 days of March 31, 1998. Includes an option to purchase 5,000 shares of Common Stock exercisable within 60 days of March 31, 1998, none of which shares are vested at March 31, 1998. The Company has the right, but not the obligation, to repurchase 3,750 shares owned by Mr. Markkula if he should cease to serve on the Company's Board of Directors. This repurchase right expires on various future dates through January 22, 2000.
 (5) Includes 668,000 shares held by Justin C. Walker and Beatrice Yormark, Trustees of the Walker-Yormark Family Trust Dated October 2, 1992 (the "Walker-Yormark Trust"). Includes options to purchase 300,000 shares of Common Stock exercisable within 60 days of March 31, 1998, of which 37,500 shares are vested at March 31, 1998. The Company has the right, but not the obligation, to repurchase 125,000 shares owned by the Walker-Yormark Trust if Ms. Yormark should discontinue her employment with the Company. This repurchase right expires on various future dates through May 23, 1999.
 (6) Includes an aggregate of 170,600 shares held in individual retirement accounts for the benefit of Mr. Stanfield and his wife. Includes options to purchase 300,000 shares of Common Stock exercisable within 60 days of March 31, 1998, of which 37,500 shares are vested at March 31, 1998. The Company has the right, but not the obligation, to repurchase 112,500 shares owned by Mr. Stanfield if he should discontinue his employment with the Company. This repurchase right expires on various future dates through May 23, 1999.
 (7) Includes an aggregate of 20,000 shares held by a trust for the benefit of Mr. Rock's wife, of which Mr. Rock serves as trustee, and as to which Mr. Rock disclaims beneficial ownership. Includes 2,000 shares held by a trust, not for the benefit of Mr. Rock, of which Mr. Rock has sole voting and dispositive power, and as to which Mr. Rock disclaims beneficial ownership. Includes a warrant to purchase 29,187 shares of Common Stock exercisable within 60 days of March 31, 1998. Includes an option to purchase 5,000 shares of Common Stock exercisable within 60 days of March 31, 1998, none of which shares are vested at March 31, 1998. The Company has the right, but not the obligation, to repurchase 3,750 shares owned by Mr. Rock if he should cease to serve on the Company's Board of Directors. This repurchase right expires on various future dates through January 22, 2000.
 (8) Includes options to purchase 18,750 shares of Common Stock exercisable within 60 days of March 31, 1998, none of which shares are vested at March 31, 1998. The Company has the right, but not the obligation, to repurchase 162,500 shares owned by Mr. Lavezzo if he should discontinue his employment with the Company. This repurchase right expires on various future dates through June 10, 2001.
 (9) Includes a warrant to purchase 15,736 shares of Common Stock exercisable within 60 days of March 31, 1998. Includes an option to purchase 5,000 shares of Common Stock exercisable within 60 days of March 31, 1998, none of which shares are vested at March 31, 1998. The Company has the right, but not the obligation, to repurchase 3,750 shares owned by Mr. Maxfield if he should cease to serve on the Company's Board of Directors. This repurchase right expires on various future dates through January 22, 2000.
(10) Includes options to purchase 175,000 shares of Common Stock exercisable within 60 days of March 31, 1998, of which 18,750 shares are vested at March 31, 1998. The Company has the right, but not the obligation, to repurchase 125,000 shares owned by Mr. Kasson if he should discontinue his employment with the Company. This repurchase right expires on various future dates through November 17, 1999.

(11) Includes a warrant to purchase 10,000 shares of Common Stock exercisable within 60 days of March 31, 1998. Includes an option to purchase 25,000 shares of Common Stock exercisable within 60 days of March 31, 1998, none of which shares are vested at March 31, 1998.
(12) Includes 60,000 shares held by investment accounts of Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"). Mr. Sonsini is Chairman of the Executive Committee of WSGR and disclaims beneficial ownership of such shares except as to those shares in which he has a pecuniary interest. Includes options to purchase 20,000 shares of Common Stock exercisable within 60 days of March 31, 1998, of which 11,250 shares are vested at March 31, 1998.
(13) Includes warrants to purchase an aggregate of 344,819 shares of Common Stock exercisable within 60 days of March 31, 1998. Includes options to purchase an aggregate of 1,698,750 shares of Common Stock exercisable within 60 days of March 31, 1998, of which 212,500 shares are vested at March 31, 1998. The Company has the right, but not the obligation, to repurchase an aggregate of 1,650,000 shares owned by the Company's officers and directors if such officers and directors should discontinue their employment with the Company or cease to serve on the Company's Board of Directors. This repurchase right expires on various future dates through June 10, 2001.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this Offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation which is included as an exhibit to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. The Company has never declared a dividend and does not anticipate doing so in the foreseeable future. In the event of a liquidation, dissolution or winding up of the Company, subject to the prior rights of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to share ratably in any remaining assets after payment of liabilities. The Common Stock has no preemptive rights or redemption or sinking fund provisions applicable to shares of Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  Pursuant to the Company's Amended and Restated Certificate of Incorporation effective after conversion of previously outstanding shares of Preferred Stock into an aggregate of 7,887,381 shares of Common Stock, which conversion will be effected simultaneously with the consummation of this offering, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of Preferred Stock outstanding and the Company has no plans to issue any of the Preferred Stock. See "Risk Factors--Anti-Takeover Provisions."

COMMON STOCK WARRANTS

  As of the date of this Prospectus, the Company has warrants outstanding exercisable to purchase an aggregate of 430,000 shares of Common Stock.

  In February 1994, the Company issued warrants to purchase an aggregate of 30,000 shares of Common Stock at a per share exercise price of $12.00. These warrants are exercisable at any time until their expiration on the earlier of February 2, 1999 or the consummation of a merger of the Company with another entity or the sale of substantially all of the Company's assets, whereby the holders of the Company's voting securities prior to such transaction do not hold more than 50% of the voting securities of the surviving entity following such transaction (a "Change in Control").

  In addition, in May 1997, the Company issued warrants to purchase an aggregate of 400,000 shares of Common Stock at a per share exercise price of $5.00. These warrants are exercisable at any time until their expiration on the earlier of May 15, 2002 or a Change in Control. Each warrant contains a cashless conversion right that allows the holder to receive a number of shares of the Company's Common Stock equal to the quotient obtained by dividing (x) the value of the warrant on the date of exercise, which value is determined by subtracting (a) the aggregate exercise price of the warrant from (b) the aggregate fair market value of the warrant shares on the date of exercise, by (y) the fair market value of one share of the Company's Common Stock.

  Registration Rights. After this offering, the holders of approximately 18,665,548 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act (the "Registrable Securities"). Under the terms of the Company's Amended and Restated Modification Agreement (the "Modification Agreement"), subject to certain conditions, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, other than in connection with a registration relating to shares of capital stock of the Company under employee benefit plans (such as shares of Common Stock issuable upon exercise of Options granted under the 1997 Plan), the Company is required to include the Registrable Securities in such registration. In addition, beginning one year after the date of this Prospectus and subject to certain conditions, the holders of not less than 50% of the Registrable Securities may also require the Company, on not more than two occasions, to file a registration statement under the Securities Act with respect to at least 1,500,000 of Registrable Securities. Further, if the Company is a registrant entitled to use Form S-3, the holders of Registrable Securities may require the Company to file a registration statement on Form S-3 under the Securities Act with respect to such Registrable Securities, subject to certain conditions and limitations. See "Risk Factors--Shares Eligible for Future Sale" and "Shares Eligible for Future Sale."

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any "interested stockholder" for a period of three (3) years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned
(x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

  The Company's Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, as provided by the Company's Bylaws, special meetings of the stockholders of the Company may be called only by the Board of Directors. The Amended and Restated Certificate of Incorporation also provides that, beginning upon the closing of this offering, the Board of Directors will be divided into three classes, with each class serving staggered three-year terms, and that certain amendments of the Company's Amended and Restated Certificate of Incorporation and certain amendments by the stockholders of the Company's Bylaws, require the approval of holders of at least 66 2/3% of the voting power of all outstanding stock. These provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. See "Risk Factors--Antitakover Provisions."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

LISTING

  The Company has applied to list its Common Stock on the Nasdaq National Market under the symbol ELON.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, based on the outstanding shares of Common Stock at March 31, 1998, the Company will have outstanding 32,125,612 shares of Common Stock (32,875,612 if the Underwriters' over-allotment option is exercised in full). Of these shares, the 5,000,000 shares sold in this offering (5,750,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act unless such shares are owned by "affiliates" of the Company as that term is defined under Rule 144 under the Securities Act. 247,375 shares are held by existing stockholders pursuant to a Regulation A Offering Statement and will become eligible for sale 180 days after the date of this Prospectus upon the expiration of contractual lock-up agreements which provide that the holders of these shares shall not sell or otherwise transfer such shares for a period of 180 days after the date of this Prospectus. The remaining 26,878,237 shares of Common Stock held by existing stockholders are deemed to be "restricted" securities within the meaning of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act, as described below.

  In addition to the 5,000,000 shares sold in this offering, 815,251 shares of Common Stock held by existing stockholders will be immediately eligible for sale in the public market without restriction pursuant to Rule 144(k). The remaining 26,310,361 shares of Common Stock (including 247,375 shares covered by the Regulation A Offering Statement) will be eligible for sale beginning 180 days after the date of this Prospectus upon the expiration of contractual lock-up agreements which provide that the holders of these shares shall not sell or otherwise transfer such shares for a period of 180 days after the date of this Prospectus. See "Risk Factors--Shares Eligible for Future Sale."

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted securities from the Company or from an "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder would be entitled to sell within any three-month period commencing 90 days after the date of this Prospectus a number of those shares that does not exceed the greater of one percent of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, if two years have elapsed since the later of the date of acquisition of restricted securities from the Company or from any affiliate of the Company, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the Company of such restricted securities at any time during the 90 days preceding a sale, such person would be entitled to sell such restricted securities under Rule 144(k) without regard to the requirements described above.

  Following this offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's stock plans (other than shares issued upon the exercise of options prior to the effective date of such registration statement). Based on the number of shares of Common Stock subject to outstanding options as of March 31, 1998 and the number of shares of Common Stock reserved for issuance, such registration statement would cover approximately 8,025,395 shares (including 4,082,695 shares subject to outstanding options at March 31, 1998). Such registration statement will automatically become effective upon filing. Shares of Common Stock issued under the Company's Stock Plans after the effective date of such registration will be freely tradeable in the public market, subject to the 180 day lock-up referred to above and subject in the case of sales by affiliates to the volume limitation, manner of sale, notice and public information requirements of Rule 144.

  No prediction can be made of the effect, if any, that sales of shares under Rule 144 or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after this offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. See "Underwriting."

  After this offering, the holders of approximately 18,665,548 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company pursuant to any such registration) immediately upon the effectiveness of such registration. Such registration rights terminate for each holder to the extent such holder's shares may be sold within a given three month period under Rule 144 or other applicable exemption. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  The Underwriters named below, represented by NationsBanc Montgomery Securities LLC, BancAmerica Robertson Stephens and Volpe Brown Whelan & Company, LLC (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                        NUMBER
   UNDERWRITERS                                                        OF SHARES
   ------------                                                        ---------
   NationsBanc Montgomery Securities LLC..............................
   BancAmerica Robertson Stephens.....................................
   Volpe Brown Whelan & Company, LLC..................................
                                                                       ---------
     Total............................................................ 5,000,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters initially propose to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $     per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $     per share to certain other dealers. After this offering, the offering price and concessions and reallowances to dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 750,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 5,000,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  The directors, officers and certain stockholders of the Company holding in the aggregate 20,340,587 shares of Common Stock after this offering have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer to sell or otherwise dispose of any such shares of Common Stock or any right to acquire such shares. In addition, the Company has agreed that, for a period of 180 days after the date of this Prospectus, it will not, without the prior written consent of NationsBanc Montgomery Securities LLC, issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exercisable or exchangeable for the Common Stock or other equity security, other than the grant of options to purchase Common Stock or the issuance of shares of Common Stock under the Company's stock option and stock purchase plans and the issuance of shares of Common Stock pursuant to the exercise of outstanding options and warrants.

  Under the terms of the Company's Stock Option Plans and the Modification Agreement, the holders of 6,118,963 additional shares of the Company's Common Stock have agreed not to sell or transfer their shares prior to the expiration of 180 days after the date of this Prospectus. The Company has agreed not to waive any such restriction without the prior written consent of NationsBanc Montgomery Securities LLC.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of this offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods and other factors deemed relevant.

  Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock offered hereby. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with this offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may stabilize or maintain the market price of the Common Stock at a level above that which otherwise might prevail in the open market and, if commenced, may be discontinued at any time.

  The Underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of the Common Stock offered hereby for certain individuals designated by the Company who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

  The Representatives have informed the Company that the Underwriters do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Mr. Arthur Rock, one of the Company's directors, has an ownership interest in Volpe Brown Whelan & Company, LLC.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP. Messrs. Larry W. Sonsini and John V. Roos, who are members of WSGR, own 22,500 and 5,000 shares, respectively, of Common Stock. In addition, 60,000 shares of Common Stock are held by investment accounts of WSGR, in which Messrs. Sonsini and Roos are participants.

                                    EXPERTS

  The Consolidated Financial Statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their report and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

  Upon completion of the Offering, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the report and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements examined by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited consolidated financial information.

                              ECHELON CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Stockholders' Equity............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Echelon Corporation:

  We have audited the accompanying consolidated balance sheets of Echelon Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Echelon Corporation and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
February 17, 1998

                              ECHELON CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                     MARCH 31,
                                                                       1998
                                      DECEMBER 31,                   PRO FORMA
                                    ------------------  MARCH 31,  STOCKHOLDERS'
                                      1996      1997      1998        EQUITY
                                    --------  --------  ---------  -------------
                                                              (UNAUDITED)
              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents......... $  8,051  $  4,872  $  5,165
 Short-term investments............      --      2,981       --
 Accounts receivable, net of
  allowances of $819, $562 and
  $857, respectively...............    3,231     3,810     4,486
 Inventories.......................    1,592     2,444     3,176
 Other current assets..............    1,346     1,196     1,382
                                    --------  --------  --------
   Total current assets............   14,220    15,303    14,209
                                    --------  --------  --------
PROPERTY AND EQUIPMENT:
 Computer and other equipment......    6,486     6,816     6,832
 Furniture and fixtures............    1,297     1,323     1,337
 Leasehold improvements............      543       548       526
                                    --------  --------  --------
                                       8,326     8,687     8,695
 Less: Accumulated depreciation and
  amortization.....................   (6,691)   (7,174)   (7,209)
                                    --------  --------  --------
   Net property and equipment......    1,635     1,513     1,486
                                    --------  --------  --------
                                    $ 15,855  $ 16,816  $ 15,695
                                    ========  ========  ========
   LIABILITIES AND STOCKHOLDERS'
              EQUITY
CURRENT LIABILITIES:
 Accounts payable.................. $  1,800  $  2,081  $  2,758
 Accrued payroll and related
  expenses.........................    1,045     1,081     1,027
 Accrued liabilities...............      617       907       793
 Current portion of deferred
  revenues.........................    2,853     2,351     2,255
                                    --------  --------  --------
   Total current liabilities.......    6,315     6,420     6,833
                                    --------  --------  --------
LONG-TERM LIABILITIES:
 Deferred rent, net of current
  portion..........................      377       246       198
 Deferred revenues, net of current
  portion..........................    2,025     1,350     1,182
                                    --------  --------  --------
   Total long-term liabilities.....    2,402     1,596     1,380
                                    --------  --------  --------
STOCKHOLDERS' EQUITY:
 Convertible preferred stock, $.01
  par value; aggregate liquidation
  preference of $60,294 at December
  31, 1997:
  Authorized--11,000,000 shares
  Outstanding--(Series B, C, D and
   E)--5,887,381 shares in 1996,
   7,887,381 shares in 1997 and at
   March 31, 1998; 5,000,000 shares
   authorized, none issued and
   outstanding pro forma (Note 8)..       59        79        79     $    --
 Common stock, $.01 par value:
  Authorized--50,000,000 shares
  Outstanding--18,494,020,
   18,832,430 and 19,238,231 shares
   in 1996, 1997 and at March 31,
   1998, respectively; 100,000,000
   shares authorized, 27,125,612
   shares outstanding pro forma....      185       188       192          271
 Additional paid-in capital........   83,359    93,532    94,530       94,530
 Deferred compensation.............      --        --       (519)        (519)
 Cumulative translation
  adjustment.......................      (31)     (351)     (415)        (415)
 Accumulated deficit...............  (76,434)  (84,648)  (86,385)     (86,385)
                                    --------  --------  --------     --------
   Total stockholders' equity......    7,138     8,800     7,482     $  7,482
                                    --------  --------  --------     ========
                                    $ 15,855  $ 16,816  $ 15,695
                                    ========  ========  ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                              ECHELON CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE THREE MONTHS
                          FOR THE YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                         -----------------------------------  ----------------------
                            1995        1996         1997        1997        1998
                         ----------  -----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
REVENUES:
 Product................ $   20,183      $20,708  $   24,665  $    6,548  $    7,188
 Service................      3,160        3,282       3,637         926         771
                         ----------  -----------  ----------  ----------  ----------
  Total revenues........     23,343       23,990      28,302       7,474       7,959
                         ----------  -----------  ----------  ----------  ----------
COST OF REVENUES:
 Cost of product........      9,434       10,761      11,761       3,111       3,249
 Cost of service........      1,141        1,142       1,810         455         543
                         ----------  -----------  ----------  ----------  ----------
  Total cost of
   revenues.............     10,575       11,903      13,571       3,566       3,792
                         ----------  -----------  ----------  ----------  ----------
  Gross profit..........     12,768       12,087      14,731       3,908       4,167
                         ----------  -----------  ----------  ----------  ----------
OPERATING EXPENSES:
 Product development....      7,355        7,526       7,121       1,740       1,958
 Sales and marketing....     10,881       11,577      12,128       3,014       3,031
 General and
  administrative........      4,386        3,921       4,004       1,098         935
                         ----------  -----------  ----------  ----------  ----------
  Total operating
   expenses.............     22,622       23,024      23,253       5,852       5,924
                         ----------  -----------  ----------  ----------  ----------
  Loss from operations..     (9,854)     (10,937)     (8,522)     (1,944)     (1,757)
                         ----------  -----------  ----------  ----------  ----------
OTHER INCOME (EXPENSE):
 Interest income, net...      1,109          536         429          71          67
 Other income (expense),
  net...................        175         (163)         68          21           8
                         ----------  -----------  ----------  ----------  ----------
  Total other income
   (expense)............      1,284          373         497          92          75
                         ----------  -----------  ----------  ----------  ----------
  Loss before provision
   for income taxes.....     (8,570)     (10,564)     (8,025)     (1,852)     (1,682)
PROVISION FOR INCOME
 TAXES..................        143          152         189          55          55
                         ----------  -----------  ----------  ----------  ----------
 Net loss............... $   (8,713) $   (10,716) $   (8,214) $   (1,907) $   (1,737)
                         ==========  ===========  ==========  ==========  ==========
 Basic net loss per
  share................. $    (0.56) $     (0.62) $    (0.44) $    (0.10) $    (0.09)
                         ==========  ===========  ==========  ==========  ==========
 Shares used in
  computing basic net
  loss per share........     15,695       17,354      18,603      18,511      19,029
                         ==========  ===========  ==========  ==========  ==========
 Pro forma basic net
  loss per share........                          $    (0.32) $    (0.08) $    (0.06)
                                                  ==========  ==========  ==========
 Shares used in
  computing pro forma
  basic
  net loss per share....                              25,756      24,399      26,916
                                                  ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              ECHELON CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                           CONVERTIBLE
                         PREFERRED STOCK    COMMON STOCK   ADDITIONAL              CUMULATIVE
                         -----------------  --------------  PAID-IN     DEFERRED   TRANSLATION ACCUMULATED
                         SHARES    AMOUNT   SHARES  AMOUNT  CAPITAL   COMPENSATION ADJUSTMENT    DEFICIT    TOTAL
                         --------  -------  ------  ------ ---------- ------------ ----------- ----------- --------
BALANCE AT DECEMBER 31,
 1994...................    5,858   $   59  14,830   $148   $79,531      $  --        $  66     $(57,005)  $ 22,799
 Exercise of stock op-
  tions.................      --       --    1,072     11       558         --          --           --         569
 Sale of common stock...      --       --      975     10     1,082         --          --           --       1,092
 Sale of Series D pre-
  ferred stock..........       29      --      --     --        293         --          --           --         293
 Foreign currency trans-
  lation adjustment.....      --       --      --     --        --          --          (62)         --         (62)
 Net loss...............      --       --      --     --        --          --          --        (8,713)    (8,713)
                         --------   ------  ------   ----   -------      ------       -----     --------   --------
BALANCE AT DECEMBER 31,
 1995...................    5,887       59  16,877    169    81,464         --            4      (65,718)    15,978
 Exercise of stock op-
  tions.................      --       --      630      6       514         --          --           --         520
 Sale of common stock,
  net...................      --       --      987     10     1,381         --          --           --       1,391
 Foreign currency trans-
  lation adjustment.....      --       --      --     --        --          --          (35)         --         (35)
 Net loss...............      --       --      --     --        --          --          --       (10,716)   (10,716)
                         --------   ------  ------   ----   -------      ------       -----     --------   --------
BALANCE AT DECEMBER 31,
 1996...................    5,887       59  18,494    185    83,359         --          (31)     (76,434)     7,138
 Exercise of stock op-
  tions.................      --       --      354      3       289         --          --           --         292
 Repurchase of common
  stock, net............      --       --      (16)   --        (16)        --          --           --         (16)
 Sale of Series E pre-
  ferred stock..........    2,000       20     --     --      9,900         --          --           --       9,920
 Foreign currency trans-
  lation adjustment.....      --       --      --     --        --          --         (320)         --        (320)
 Net loss...............      --       --      --     --        --          --          --        (8,214)    (8,214)
                         --------   ------  ------   ----   -------      ------       -----     --------   --------
BALANCE AT DECEMBER 31,
 1997...................    7,887       79  18,832    188    93,532         --         (351)     (84,648)     8,800
 unaudited:
  Exercise of stock
   options..............      --       --      405      4       467         --          --           --         471
  Sale of common stock,
   net..................      --       --        1    --          1         --          --           --           1
  Deferred
   compensation.........      --       --      --     --        530        (530)        --           --         --
  Amortization of
   deferred
   compensation.........      --       --      --     --        --           11         --           --          11
  Foreign currency
   translation
   adjustment...........      --       --      --     --        --          --          (64)         --         (64)
  Net loss..............      --       --      --     --        --          --          --        (1,737)    (1,737)
                         --------   ------  ------   ----   -------      ------       -----     --------   --------
BALANCE AT MARCH 31,
 1998
 (unaudited)............    7,887   $   79  19,238   $192   $94,530      $(519)       $(415)    $(86,385)  $  7,482
                         ========   ======  ======   ====   =======      ======       =====     ========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                              ECHELON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   FOR THE
                                                                THREE MONTHS
                           FOR THE YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                           ----------------------------------  ----------------
                              1995        1996        1997      1997     1998
                           ----------  ----------  ----------  -------  -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss................  $   (8,713) $  (10,716) $   (8,214) $(1,907) $(1,737)
 Adjustments to reconcile
  net loss to net cash
  used in operating
  activities:
  Depreciation and
   amortization..........         988         771         715      141      194
  Deferred compensation
   expense...............         --          --          --       --        11
  Loss (gain) on disposal
   of fixed assets.......          10         (13)        --       --       --
  Change in operating
   assets and
   liabilities:
   Accounts receivable...        (929)        332        (579)    (216)    (676)
   Inventories...........        (476)        319        (852)     (18)    (732)
   Other current assets..        (300)        149         150      123     (186)
   Accounts payable......         887        (439)        281     (142)     677
   Accrued liabilities...         231         104         252      (57)    (186)
   Deferred revenues.....        (788)        552      (1,177)    (853)    (264)
   Deferred rent.........         (86)        (69)        (57)     (14)     (30)
                           ----------  ----------  ----------  -------  -------
   Net cash used in
    operating
    activities...........      (9,176)     (9,010)     (9,481)  (2,943)  (2,929)
                           ----------  ----------  ----------  -------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase of held-to-
  maturity short-term
  investments............     (31,974)    (10,068)    (10,740)     --       --
 Proceeds from maturities
  of held-to-maturity
  short-term
  investments............      39,313      22,117       7,759      --     2,981
 Capital expenditures....        (882)       (872)       (628)     (84)    (167)
 Proceeds from sale of
  fixed assets...........         --           13          35       14      --
                           ----------  ----------  ----------  -------  -------
   Net cash provided by
    (used in)
    investing activities..      6,457      11,190      (3,574)     (70)   2,814
                           ----------  ----------  ----------  -------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance
  of preferred and
  common stock...........       1,954       1,911      10,196       16      472
                           ----------  ----------  ----------  -------  -------
EFFECT OF EXCHANGE RATES
 ON CASH.................         (62)        (35)       (320)    (201)     (64)
                           ----------  ----------  ----------  -------  -------
NET INCREASE (DECREASE)
 IN CASH AND
 CASH EQUIVALENTS........        (827)      4,056      (3,179)  (3,198)     293
CASH AND CASH
 EQUIVALENTS:
 Beginning of period.....       4,822       3,995       8,051    8,051    4,872
                           ----------  ----------  ----------  -------  -------
 End of period...........  $    3,995  $    8,051  $    4,872  $ 4,853  $ 5,165
                           ==========  ==========  ==========  =======  =======
SUPPLEMENTAL DISCLOSURES
 OF CASH
 FLOW INFORMATION:
 Cash paid for income
  taxes..................  $      111  $      123  $      185  $    14  $    42
                           ==========  ==========  ==========  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              ECHELON CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
    (ALL INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)

1.  ORGANIZATION OF THE COMPANY:

  Echelon Corporation (the "Company") was incorporated in Delaware in January 1989. The Company develops, markets and supports a family of hardware and software products and services that enable OEMs and systems integrators to design and implement open, interoperable, distributed control networks. The Company's products are based on its LonWorks networking technology, an open standard for interoperable networked control developed by the Company. In a LonWorks control network, intelligent control devices, called nodes, communicate using the Company's LonTalk protocol. The Company sells its products and services to the building, industrial, transportation, home and other automation markets.

  The Company emerged from the development stage during 1990. However, the Company continues to be subject to the risks and challenges associated with other companies in a comparable stage of development including among others: history of losses; fluctuation in operating results; dependence on OEMs and distribution channels; dependence on key manufacturers; competition; dependence on key personnel; new products and rapid technological change; market acceptance of interoperability; international operations and currency fluctuations; lengthy sales cycle; limited protection of intellectual property rights; risks of product defects or misuse; regulatory actions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The Company's consolidated financial statements reflect operations of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

 Unaudited Interim Financial Data

  The unaudited financial statement data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company's revenues are derived from the sale and license of its products and to a lesser extent, from fees associated with training and technical support offered to its customers. Product revenues consist of revenues from hardware sales and software licensing arrangements. Revenues from software licensing arrangements have not been significant to date. Service revenues consist of product support (including software post-contract support services) and training.

  Revenue from hardware sales are recognized upon shipment to the customer. Estimated reserves for warranty costs as well as reserves for sales returns and allowances related to anticipated return of products sold to distributors with limited rights of return, which are not material to the consolidated financial statements, are

                              ECHELON CORPORATION
recorded at the time of sale. Revenue from software sales are recognized upon shipment of the software if there are no significant post-delivery obligations and if collection is probable. Service revenue is recognized as the training services are performed, or ratably over the term of the support period.

  During 1990, the Company entered into separate licensing agreements with Motorola, Inc. ("Motorola") and one other major semiconductor company. Motorola is a significant stockholder and is also a related party to the Company due to its representation on the Company's Board of Directors during 1995, 1996 and part of 1997. The agreements provide, among other things, for the worldwide right to manufacture and distribute products subject to the licensed technology and requires the Company to provide support and unspecified updates to the licensed technology over the terms of the agreements. The agreements also provide for nonrefundable advance royalty payments. As of December 31, 1997, the Company has deferred $2,025,000 (of which $1,350,000 is classified as a long-term liability) of royalty payments that will be recognized in future periods. These payments are being recognized as revenue ratably over the ten-year royalty period due to the ongoing obligation to provide support and unspecified updates to the licensed technology. Any additional royalties that are reported by Motorola or the other company are recognized as revenue upon receipt of such royalties by the Company. Product revenues for the years ended December 31, 1995, 1996 and 1997 each include $675,000 related to these advance royalty payments. For the years ended December 31, 1995, 1996 and 1997, Motorola accounted for approximately $595,000, $845,000 and $360,000 of total revenues, respectively.

 Cash and Cash Equivalents

  The Company considers bank deposits, money market investments and U.S. government securities with an original maturity of three months or less as cash and cash equivalents.

 Short-Term Investments

  At December 31, 1997, short-term investments consist of U.S. government securities with original maturities of approximately five months. These short-term investments are classified as held-to-maturity and valued using the amortized cost method, which approximated the fair market value.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market and include material, labor and manufacturing overhead. Inventories consist of the following (in thousands):

                                                       DECEMBER 31,
                                                       -------------  MARCH 31,
                                                        1996   1997     1998
                                                       ------ ------ -----------
                                                                     (UNAUDITED)
   Purchased materials................................ $1,079 $1,791   $2,286
   Work-in-process....................................    129    130      133
   Finished goods.....................................    384    523      757
                                                       ------ ------   ------
                                                       $1,592 $2,444   $3,176
                                                       ====== ======   ======

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of two to five years for computer and other equipment and furniture and fixtures. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the improvements using the straight-line method.

                              ECHELON CORPORATION

 Software Development Costs

  The Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which the Company has defined as completion of a working model. For the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1997 and 1998, costs that were eligible for capitalization were insignificant and, thus, the Company has charged all software development costs to product development expense in the accompanying consolidated statements of operations.

 Foreign Currency Translation

  The functional currency of the Company's subsidiaries is the local currency. Accordingly, all assets and liabilities are translated into U.S. dollars at the current exchange rate as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the financial statements are reported as a separate component of stockholders' equity.

 Concentrations of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of these investments to financial institutions evaluated as highly creditworthy. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies. With respect to trade receivables, the Company performs ongoing credit evaluations of its customers' financial condition. Additionally, the Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other available information.

 Computation of Basic Net Loss Per Share and Pro Forma Basic Net Loss Per
Share

  Historical net loss per share has been calculated under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires companies to compute earnings per share under two different methods (basic and diluted). Basic net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. No diluted loss per share information has been presented in the accompanying consolidated statements of operations since potential common shares from the conversion of preferred stock, stock options and warrants are antidilutive. The Company evaluated the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"), and concluded that there are no nominal issuances of common stock or potential common stock which would be required to be shown as outstanding for all periods as outlined in SAB 98.

  Pro forma basic net loss per share has been calculated assuming the conversion of the outstanding preferred stock into an equivalent number of shares of common stock, as if the shares had been converted on the dates of their issuance.

 New Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income. SFAS No. 130, which was adopted by the Company in the first quarter of 1998, requires companies to report a new measurement of income. "Comprehensive Income (Loss)" is to include foreign currency translation gains and losses and other unrealized gains and losses that have historically been excluded from net income (loss) and reflected instead in equity. The following table reconciles comprehensive net loss under the provisions of SFAS No. 130 for

                              ECHELON CORPORATION
the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 (in thousands):

                                       DECEMBER 31,             MARCH 31,
                                 --------------------------  ----------------
                                  1995      1996     1997     1997     1998
                                 -------  --------  -------  -------  -------
                                                               (UNAUDITED)
   Net loss..................... $(8,713) $(10,716) $(8,214) $(1,907) $(1,737)
   Foreign currency translation
    adjustments.................     (62)      (35)    (320)    (201)     (64)
                                 -------  --------  -------  -------  -------
   Comprehensive net loss....... $(8,775) $(10,751) $(8,534) $(2,108) $(1,801)
                                 =======  ========  =======  =======  =======

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for disclosure of segment information and which will be adopted by the Company in the fourth quarter of 1998. The Company anticipates that SFAS No. 131 will not have a material impact on its financial statements.

3. COMMITMENTS:

  The Company leases its facilities under operating leases which expire on various dates through 2002. As of December 31, 1997, future minimum lease payments under such agreements were as follows (in thousands):

            1998.................................. $1,579
            1999..................................  1,593
            2000..................................    804
            2001..................................     35
            2002..................................     35
                                                   ------
                                                   $4,046
                                                   ======

  Rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $1,645,000, $1,768,000 and $1,818,000, respectively. Certain lease agreements provide for escalating rent payments over the term of the lease. Rent expense under these agreements is recognized on a straight-line basis. As of December 31, 1996 and 1997, the Company has accrued approximately $440,000 and $383,000, respectively, of deferred rent related to these agreements of which $63,000 and $137,000 is included in accrued liabilities as of December 31, 1996 and 1997, respectively, in the accompanying consolidated balance sheets.

4. MAJOR CUSTOMER AND GEOGRAPHIC AREA:

  In 1996, no single customer accounted for 10% or more of total revenues. In 1995, 1997 and the three months ended March 31, 1998, one customer, who is also a distributor of the Company's products, accounted for 12.0%, 10.9% and 20.6% of total revenues, respectively. For the three months ended March 31, 1997, no single customer accounted for 10% or more of total revenues.

                              ECHELON CORPORATION

  The Company operates in the control network industry segment. The Company's operations by geographic area were as follows (in thousands):

                                        DECEMBER 31,             MARCH 31,
                                  --------------------------  ----------------
                                   1995      1996     1997     1997     1998
                                  -------  --------  -------  -------  -------
                                                                (UNAUDITED)
   Revenues from customers:
    United States...............  $20,323  $ 21,445  $25,610  $ 6,805  $ 7,244
    Japan.......................    3,020     2,545    2,692      669      715
                                  -------  --------  -------  -------  -------
     Total......................  $23,343  $ 23,990  $28,302  $ 7,474  $ 7,959
                                  =======  ========  =======  =======  =======
   Intercompany revenues between
    geographic areas:
    United States...............  $ 1,405  $  2,085  $ 2,455  $   741  $   693
    Japan.......................      --        --       --       --       --
    Europe and Other............    3,257     4,025    4,523    1,024    1,031
    Eliminations................   (4,662)   (6,110)  (6,978)  (1,765)  (1,724)
                                  -------  --------  -------  -------  -------
     Total......................  $   --   $    --   $   --   $   --   $   --
                                  =======  ========  =======  =======  =======
   Income (loss) from
    operations:
    United States...............  $(6,974) $ (6,414) $(3,413) $  (777) $  (642)
    Japan.......................      118      (854)  (1,084)    (158)    (174)
    Europe and Other............      250       380      350       75       83
    Eliminations................   (3,248)   (4,049)  (4,375)  (1,084)  (1,024)
                                  -------  --------  -------  -------  -------
     Total......................  $(9,854) $(10,937) $(8,522) $(1,944) $(1,757)
                                  =======  ========  =======  =======  =======
   Identifiable assets:
    United States...............  $22,741  $ 13,789  $14,203           $13,044
    Japan.......................    1,264     1,191    1,800             1,886
    Europe and Other............      542       875      813               765
                                  -------  --------  -------           -------
     Total......................  $24,547  $ 15,855  $16,816           $15,695
                                  =======  ========  =======           =======

  Revenues from export sales (primarily to Europe) accounted for approximately 39.1%, 43.0%, 48.0%, 45.7% and 48.0% of total revenues for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998, respectively.

  The Company's operations are structured to achieve consolidated objectives. As a result, significant interdependencies and overlaps exist among the Company's operating units. Accordingly, the revenues from customers, income
(loss) from operations and identifiable assets shown for each geographic area may not be indicative of the amounts that would have been reported if the operating units were independent of one another.

  Intercompany sales and transfers of manufacturing materials and finished goods between areas are accounted for based on established intercompany sales prices.

                              ECHELON CORPORATION

5. PREFERRED STOCK:

  Preferred stock outstanding consists of the following (in thousands, except share amounts):

                                        DECEMBER 31,
                              ---------------------------------    MARCH 31,
                                    1996             1997             1998
                              ---------------- ---------------- ----------------
                                    ADDITIONAL       ADDITIONAL       ADDITIONAL
                               PAR   PAID-IN    PAR   PAID-IN    PAR   PAID-IN
                              VALUE  CAPITAL   VALUE  CAPITAL   VALUE  CAPITAL
                              ----- ---------- ----- ---------- ----- ----------
                                                                  (UNAUDITED)
Series B, 1,250,000 shares
 authorized, 1,250,000
 shares outstanding in 1996,
 1997 and 1998, liquidation
 preference of $7,500.......   $13   $ 7,463    $13   $ 7,463    $13   $ 7,463
Series C, 1,608,000 shares
 authorized, 1,608,000
 shares outstanding in 1996,
 1997 and 1998, liquidation
 preference of $12,500......    16    12,483     16    12,483     16    12,483
Series D, 3,172,000 shares
 authorized, 3,029,381
 shares outstanding in 1996,
 1997 and 1998, liquidation
 preference of $30,294......    30    30,234     30    30,234     30    30,234
Series E, 2,400,000 shares
 authorized, no shares
 outstanding
 in 1996, 2,000,000 shares
 outstanding in 1997 and
 1998, liquidation
 preference of $10,000......   --        --      20     9,900     20     9,900
                               ---   -------    ---   -------    ---   -------
 Total......................   $59   $50,180    $79   $60,080    $79   $60,080
                               ===   =======    ===   =======    ===   =======

  In February 1992, the Company completed a stock purchase agreement with Motorola whereby it sold 1,250,000 shares of its authorized Series B preferred stock at $6.00 per share for total gross proceeds of $7,500,000 to the Company. In January 1993, the Company completed a stock purchase agreement with Motorola whereby it sold 1,608,000 shares of its authorized Series C preferred stock at $7.77 per share for total gross proceeds of $12,500,000 to the Company. In 1994, the Company completed a stock purchase agreement with Motorola and two new investors whereby it sold 1,000,000 shares of its authorized Series D preferred stock at $10.00 per share to each investor for total gross proceeds of $30,000,000 to the Company. In May 1997, the Company completed a stock purchase agreement with existing shareholders whereby it sold 2,000,000 shares of its authorized Series E preferred stock at $5.00 per share for total gross proceeds of $10,000,000 to the Company. Motorola is a party to certain licensing agreements discussed in Note 2.

  In connection with the issuance of the Series D preferred stock to Motorola in 1994, Motorola was granted the right to purchase additional shares of Series D preferred stock in order to maintain its ownership percentage (the "Motorola Purchase Right"). The Motorola Purchase Right expires upon the closing of an underwritten public offering of the common stock which results in gross proceeds to the Company of not less than $15,000,000. The exercise price of the stock purchase right is the last sales price per share of preferred stock sold by the Company. During 1995, Motorola purchased 29,381 shares of Series D preferred stock at $10.00 per share under this agreement. During 1996 and 1997, Motorola did not purchase any shares of preferred stock under this agreement. As of December 31, 1997, Motorola had the right to purchase approximately 49,000 additional shares of Series D preferred stock under this agreement which expired in February 1998.

  The rights and preferences of the Series B, C, D and E convertible preferred stock are as follows:

    (A) Each holder of Series B, C, D and E convertible preferred stock is entitled to receive noncumulative dividends at a rate of $0.48, $0.622, $0.80 and $0.40 per share, respectively, per annum, when and as declared by the Board of Directors, prior to payment of dividends on common stock. To date, no dividends have been declared by the Board of Directors for the preferred stock.

    (B) Each share of Series B, C, D and E preferred stock is convertible at the option of the holder, at any time after the issuance of such share, into such number of fully paid and nonassessable shares of common stock as is determined by the conversion rate. The initial conversion rate shall be one for one and is subject to adjustment upon the occurrence of specific events. The preferred shares automatically convert into shares of common stock upon the earlier of (1) the affirmative vote of the holders of a majority of the

                              ECHELON CORPORATION

  Series B, C, D and E preferred stock to cause all outstanding shares of Series B, C, D and E preferred stock to be converted; or (2) the closing of an underwritten public offering of the common stock which results in gross proceeds to the Company of not less than $15,000,000.

    (C) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B, C, D and E preferred stock shall be entitled to receive $6.00, $7.7736, $10.00 and $5.00 per share, respectively, plus any declared but unpaid dividends, prior to any distribution to the holders of common stock.

    (D) The holder of each share of Series B, C, D and E preferred stock is entitled to vote in an amount equivalent to the number of shares of common stock into which the preferred stock could be converted.

    (E) Without the approval of a majority of the holders of the outstanding shares of Series B, C, D and E preferred stock, the Company cannot, among other things, materially alter or change the powers, preferences or special rights of the Series B, C, D and E preferred stock so as to affect them adversely.

6. COMMON STOCK:

  The Company sold 975,000, 1,005,000 and 5,000 shares of common stock during 1995, 1996 and 1997, respectively, at the fair value, as determined by the Board of Directors, of $1.00 per share to $1.29 per share during 1995, $1.29 per share to $1.40 per share during 1996 and $1.40 per share during 1997 under stock purchase agreements, primarily to certain officers of the Company. The stock purchased under these agreements vests annually over four years. As of December 31, 1997, 1,322,500 shares of common stock issued and outstanding under these stock purchase agreements and previous stock purchase agreements were unvested and subject to repurchase by the Company at prices ranging from $0.77 to $1.40 per share and a weighted average price of $1.26 per share.

 Warrants

  In connection with the issuance of the Series D preferred stock in 1994, the Company granted certain investment bankers warrants to purchase 30,000 shares of the Company's common stock at $12.00 per share (the "Common Stock Warrants"). The Common Stock Warrants expire upon the earlier of (i) February 2, 1999 or (ii) the consummation of any transaction resulting in the sale, transfer or disposition of all or substantially all of the Company's assets or the merger of the Company with or into, or consolidation with, any other corporation, whereby the holders of the Company's voting securities prior to the transaction do not hold more than 50% of the voting securities of the surviving entity following consummation of the transaction ("Change in Control"). At December 31, 1997, these Common Stock Warrants were exercisable but no warrants had been exercised.

  In addition, in connection with the issuance of the Series E preferred stock in 1997, warrants to purchase an aggregate of 400,000 shares of Series E preferred stock (or common stock, if all Series E preferred stock has then been converted into common stock) at a per share exercise price of $5.00 were issued (the "Series E Warrants" and together with the Common Stock Warrants, the "Warrants"). The Series E Warrants are exercisable at any time until their expiration on the earlier of May 15, 2002 or a Change in Control. Each Warrant contains a cashless conversion right that allows the holder to receive a number of shares of the Company's common stock or Series E preferred stock, as applicable, equal to the quotient obtained by dividing the value of the Warrant on the date of exercise, which value is determined by subtracting (i) the aggregate exercise price of the Warrant from (ii) the aggregate fair market value of the Warrant shares on the date of exercise, by the fair market value of one share of the Company's Common Stock or Series E Preferred Stock, as applicable, on the date of exercise, as determined by the Company's Board of Directors. At December 31, 1997, these Series E Warrants are exercisable but no warrants had been exercised.

  At the date of issuance, the fair market value of these Warrants was deemed to be immaterial.

                              ECHELON CORPORATION

 1988 Stock Option Plan

  During 1988, the Company adopted the 1988 Stock Option Plan (the "1988 Plan") for key employees, officers and directors. The Company has reserved 8,900,000 shares under the 1988 Plan. Incentive stock options to purchase shares of common stock may be granted at not less than 100% of the fair market value, as determined by the Board of Directors, and generally have a term of five years from the date of grant, not to exceed ten years. The 1988 Plan also provides for holders of non-qualified stock options to purchase shares at not less than 85% of the fair market value, as determined by the Board of Directors. Options generally vest ratably over four years.

  The 1988 Plan also allows for the issuance of options which are immediately exercisable through execution of a restricted stock purchase agreement. Shares purchased pursuant to a stock purchase agreement generally vest over four years. Options granted under the 1988 Plan will remain outstanding in accordance with their original terms. However, effective April 1997, the Board of Directors determined that no further options will be granted under the 1988 Plan.

 1997 Stock Plan

  During 1997, the Company adopted the 1997 Stock Plan (the "1997 Plan") for key employees, officers and directors. The Company has reserved 5,000,000 shares under the 1997 Plan. In February 1998, the Board of Directors authorized an increase in the number of shares reserved for issuance under the 1997 Plan to 6,200,000 shares. Incentive stock options to purchase shares of common stock may be granted at not less than 100% of the fair market value, as determined by the Board of Directors, and generally have a term of five years from the date of grant, not to exceed ten years. The 1997 Plan also provides for holders of non-qualified stock options to purchase shares at not less than 85% of the fair market value, as determined by the Board of Directors. Options generally vest ratably over four years.

  The 1997 Plan also allows for the issuance of options which are immediately exercisable through execution of a restricted stock purchase agreement. Shares purchased pursuant to a stock purchase agreement generally vest annually over four years. In the event of termination of employment, the Company may repurchase unvested shares at a price equal to the original issuance price. As of December 31, 1997, no shares of common stock were issued and outstanding under these restricted stock purchase agreements.

                              ECHELON CORPORATION

  Stock option activity under the 1988 and 1997 Plans is summarized below:

                                            WEIGHTED
                               NUMBER       AVERAGE
                             OF OPTIONS  EXERCISE PRICE
                             ----------  --------------
   Options outstanding,
    December 31, 1994.......  2,227,000      $0.57
    Grants..................    943,800       1.11
    Cancellations...........   (104,551)      0.80
    Exercises............... (1,072,373)      0.53
                             ----------      -----
   Options outstanding,
    December 31, 1995.......  1,993,876       0.84
    Grants..................  1,618,700       1.38
    Cancellations...........   (130,938)      1.07
    Exercises...............   (630,124)      0.83
                             ----------      -----
   Options outstanding,
    December 31, 1996.......  2,851,514       1.14
    Grants..................  2,185,700       1.40
    Cancellations...........   (366,626)      1.29
    Exercises...............   (354,156)      0.83
                             ----------      -----
   Options outstanding,
    December 31, 1997.......  4,316,432       1.28
    Grants..................    215,250       2.00
    Cancellations...........    (43,938)      1.24
    Exercises...............   (405,049)      1.16
                             ----------      -----
   Options outstanding,
    March 31, 1998
    (unaudited).............  4,082,695      $1.33
                             ==========      =====
   Exercisable at December
    31, 1997................  4,316,432      $1.28
                             ==========      =====
   Exercisable at March 31,
    1998 (unaudited)........  3,932,695      $1.31
                             ==========      =====

  The following table summarizes the stock options outstanding as of December 31, 1997:

                OPTIONS OUTSTANDING                   OPTIONS VESTED
   ---------------------------------------------------------------------
                                WEIGHTED
                     NUMBER      AVERAGE  WEIGHTED    NUMBER    WEIGHTED
                 OUTSTANDING AT REMAINING AVERAGE     VESTED    AVERAGE
    EXERCISE      DECEMBER 31,  LIFE (IN  EXERCISE DECEMBER 31, EXERCISE
   PRICE RANGE        1997       YEARS)    PRICE       1997      PRICE
   -----------   -------------- --------- -------- ------------ --------
      $0.15           25,500       1.7     $0.15      25,500     $0.15
    0.60-0.77        431,189       1.2      0.72     321,300      0.70
    0.97-1.40      3,859,743       3.8      1.35     524,490      1.27
                   ---------       ---     -----     -------     -----
    0.15-1.40      4,316,432       3.5     $1.28     871,290     $1.03
                   =========       ===     =====     =======     =====

  Certain options issued under the 1988 and 1997 Plans may be exercised any time prior to their expiration. In addition, the Company has the right, upon termination of an optionholder's employment or service with the Company, at its discretion, to repurchase any unvested shares issued under the 1988 and 1997 Plans at the original purchase price. As of December 31, 1997 and March 31, 1998, 220,938 and 479,938 shares, respectively, were subject to repurchase by the Company at prices ranging from $0.77 to $1.40 per share and a weighted average repurchase price of $1.12 and $1.27, respectively. Of the 4,316,432 options exercisable at December 31, 1997, 871,290 were vested, and of the 3,932,695 options exercisable at March 31, 1998, 764,915 were vested.

                              ECHELON CORPORATION

  In connection with the issuance of stock options to employees during the three months ended March 31, 1998, the Company has recorded deferred compensation in the aggregate amount of approximately $530,000, representing the difference between the deemed fair value of the Company's common stock and the exercise price of the stock options at the date of grant. The Company is amortizing the deferred compensation expense over the shorter of the period in which the employee provides services or the applicable vesting period, which is typically 48 months. For the three-month period ended March 31, 1998, amortization expense was approximately $11,000. Deferred compensation is decreased in the period of forfeiture arising from the early termination of an option holder's services. No compensation expense related to any other periods presented has been recorded.

  The Company accounts for the Plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation expense for the Plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and basic net loss per share would have been increased to the following pro forma amounts (in thousands, except per share amounts):

                                                    YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                     1995      1996     1997
                                                    -------  --------  -------
   Net loss:
    As reported.................................... $(8,713) $(10,716) $(8,214)
    Pro forma......................................  (8,789)  (10,992)  (8,626)
   Basic net loss per share:
    As reported.................................... $ (0.56) $  (0.62) $ (0.44)
    Pro forma......................................   (0.56)    (0.63)   (0.46)

  The weighted-average grant date fair value of options granted during 1995, 1996 and 1997 was $0.08, $0.17 and $0.19, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995, 1996 and 1997: risk-free interest rates of 5.95%, 6.10% and 5.60%, respectively; expected dividend yields of zero percent; expected lives of 4 years; expected volatility of effectively zero percent.

 Shares Reserved

  At December 31, 1997, the Company has reserved shares of its common stock as follows:

   Conversion of convertible preferred stock.........................  7,887,381
   Exercise and future issuance of stock options.....................  7,265,382
   Warrants..........................................................    430,000
   Series D purchase right-Motorola..................................     49,000
                                                                      ----------
                                                                      15,631,763
                                                                      ==========

7. INCOME TAXES:

  The Company accounts for income taxes using SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 provides for an asset and liability approach under which deferred income taxes are based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

  Income taxes for the years ended December 31, 1995, 1996 and 1997 primarily consist of taxes related to foreign subsidiaries.

                              ECHELON CORPORATION

  The components of the net deferred income tax asset as of December 31, 1996 and 1997 are as follows (in thousands):

                                                               1996      1997
                                                             --------  --------
   Net operating loss carryforwards......................... $ 23,986  $ 26,315
   Deferred revenue.........................................    1,084       940
   Tax credit carryforwards.................................    3,051     3,537
   Capitalized research and development costs...............    1,469     1,852
   Reserves and other cumulative temporary differences......    1,104       906
                                                             --------  --------
                                                               30,694    33,550
   Valuation allowance......................................  (30,694)  (33,550)
                                                             --------  --------
   Net deferred income tax asset............................ $    --   $    --
                                                             ========  ========

  As of December 31, 1997, the Company had net operating loss carryforwards for Federal and state income tax reporting purposes of approximately $76.0 million and $5.0 million, respectively, which expire at various dates through 2012. In addition, as of December 31, 1997, the Company had tax credit carryforwards of approximately $3.5 million, which expire at various dates through 2012. The Internal Revenue Code of 1986, as amended, contains provisions that may limit the net operating loss and credit carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests.

  A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance due to the history of losses and the variability of operating results.

8. SUBSEQUENT EVENTS (UNAUDITED):

 Pro Forma Stockholders' Equity

  In April 1998, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock in connection with the proposed initial public offering ("IPO"). In addition, the Board of Directors authorized the Company to amend its articles of incorporation, whereby the Company will be authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. If the offering is consummated under the terms presently anticipated, all of the currently outstanding preferred stock will automatically convert into 7,887,381 shares of common stock upon the closing of the IPO. The effect of the above has been reflected in the accompanying unaudited pro forma stockholders' equity as of March 31, 1998.

 1998 Directors Option Plan

  Non-employee directors are entitled to participate in the 1998 Director Option Plan (the "Director Plan"). The Director Plan was adopted by the Board of Directors in May 1998, is subject to stockholder approval and will not become effective until the date of this offering. The Director Plan has a term of ten years, unless terminated sooner by the Board. A total of 300,000 shares of Common Stock have been reserved for issuance under the Director Plan, plus an increase each year equal to 100,000 shares or such lesser amount as the Board may determine.

  The Director Plan provides for the automatic grant of 25,000 shares of common stock (the "First Option") to each non-employee director on the date he or she first becomes a director (provided that such person joins the Board after May 29, 1998). Each non-employee director shall also automatically be granted an option to purchase 10,000 shares (a "Subsequent Option") on both the effective date of this offering and on the date of the

                              ECHELON CORPORATION

Company's Annual Stockholder Meeting provided that he or she is re-elected to the Board or otherwise remains on the Board, if on such date he or shall have served on the Board for at least the preceding six months. Each First Option and each Subsequent Option shall have a term of five years and the shares subject to the option shall vest as to 25% of the shares subject to option on each anniversary of the date of grant. The exercise price of each First Option and Subsequent Option shall be 100% of the fair market value per share of the common stock, generally determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant. On the effective date of this offering options to purchase an aggregate of 60,000 shares will be granted under the Director Plan, with an exercise price equal to the initial public offering price per share.

  In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each option shall be assumed or an equivalent option may be substituted by the successor corporation. Following such assumption or substitution, if the optionee's status as a director of the successor corporation terminates other than upon a voluntary resignation by the optionee, the option shall become fully exercisable, including as to shares as to which it would not otherwise be exercisable. If the outstanding options are not assumed or substituted, the options shall become fully vested and exercisable. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within twelve months after such director's termination by death or disability, but in no event later than the expiration of the option's five year term; provided, however, that shares subject to an option granted to a director who has served as a director with the Company for at least five years shall become fully vested and exercisable for the remainder of the option's five year term upon such director's termination. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

 Bank Revolving Line of Credit Agreement

  In May 1998, the Company entered into a revolving line of credit agreement with a bank, whereby the Company may borrow up to 85% of eligible accounts receivable, not to exceed $5.0 million. If the credit agreement had been in place as of April 30, 1998, the amount available to be borrowed would have been $2.6 million. Advances under the credit agreement bear interest at the bank's reference rate or, at the option of the Company, at a fixed rate of interest equal to the London interbank offered rate plus 150 basis points. As of May 31, 1998, there was approximately $65,000 outstanding under this line of credit in the form of a letter of credit. The credit agreement, which expires in May 1999, contains certain negative covenants restricting the Company's ability to pay dividends or enter into certain financial transactions. The credit agreement also contains a minimum tangible net worth requirement, determined on a quarterly basis.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this of-fering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been au-thorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock to which it relates or an offer to, or a solicita-tion of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                          --------------------------
                               TABLE OF CONTENTS

                          --------------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  28
Management...............................................................  39
Certain Transactions.....................................................  48
Principal Stockholders...................................................  50
Description of Capital Stock.............................................  53
Shares Eligible for Future Sale..........................................  56
Underwriting.............................................................  58
Legal Matters............................................................  60
Experts..................................................................  60
Additional Information...................................................  60
Index to Consolidated Financial Statements............................... F-1

  Until   , 1998 (25 days after the date of this Prospectus), all dealers ef-
fecting transactions in the Common Stock offered hereby, whether or not partic-ipating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,000,000 SHARES

                             [LOGO OF ECHELON(R)]

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS

                                ---------------

                     NationsBanc Montgomery Securities LLC

                         BancAmerica Robertson Stephens

                          Volpe Brown Whelan & Company

                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                        AMOUNT
                                                                        TO BE
                                                                         PAID
                                                                       --------
   SEC registration fee............................................... $ 15,266
   NASD filing fee....................................................    5,675
   Printing and engraving expenses....................................  125,000
   Legal fees and expenses............................................  300,000
   Accounting fees and expenses.......................................  150,000
   Blue Sky qualification fees and expenses...........................   10,000
   Transfer agent and registrar fees..................................   10,000
   Miscellaneous fees.................................................   84,059
                                                                       --------
     Total............................................................ $700,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, executive officers and employees.

  The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other Company or enterprise when they are serving in such capacities at the request of the Registrant. The Company will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Company's Bylaws or any statute or law. Under the agreements, the Company is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; (iii) with respect to any proceeding brought by the Company against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Company pursuant to the provisions of (S)16(b) of the Exchange Act and related laws;
(v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) an account of any conduct from which the indemnified party derived an improper personal benefit;
(vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Company or its stockholders; (viii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Company or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) During the three-year period ended May 31, 1998, the Company sold an aggregate of 1,758,083 shares of unregistered Common Stock to 133 individuals who were officers, employees or former employees of the Company, for an aggregate offering price of $1,333,330. These shares were sold pursuant to the exercise of options issued under the Company's 1988 Stock Option Plan. As to each employee, officer and director of the Company who was issued such securities, the Company relied upon Rule 701 of the Securities Act. Each such person purchased securities of the Company pursuant to a written contract between such person and the Company; in addition, the Company met the conditions imposed under Rule 701(b).

  (b) During the three-year period ended May 31, 1998, the Company sold an aggregate of 1,984,000 shares of unregistered Common Stock to eight individuals who were officers or employees of the Company or an entity affiliated with a member of the Company's Board of Directors, for an aggregate offering price of $2,672,750. These shares were sold pursuant to stock purchase agreements between the Company and such individuals and entities. As to each person who was issued such securities, the Company relied upon Section 4(2) of the Securities Act.

  (c) In May 1997 the Company sold an aggregate of 2,000,000 shares of unregistered Series E Preferred Stock to certain investors, each of which was an existing stockholder of the Company, for an aggregate offering price of $10,000,000. In connection therewith, the Company issued Warrants to seven investors to purchase an aggregate of 400,000 shares of Series E Preferred Stock. As to each investor constituting a "U.S. person" (within the meaning of Regulation S) who was issued such shares of Series E Preferred Stock, the Company relied upon Section 4(2) of the 1933 Act and Regulation D, Rule 506, thereunder. The sale of Series E Preferred Stock and the issuance of Warrants were made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the Company that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

  Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the Company, to information about the Company.

  (d) In January 1998, the Company registered with the Commission pursuant to a Regulation A Offering Statement options granted under the Company's 1997 Stock Plan to purchase up to 3,571,428 of the Company's Common Stock and the Common Stock issuable upon the exercise of such options. As of May 31, 1998, an aggregate of 332,625 shares of unregistered Common Stock have been sold upon exercise of stock options to 23 individuals who were officers, employers or former employees of the Company for an aggregate offering price of $495,678.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

 EXHIBIT
   NO.   DESCRIPTION OF DOCUMENT
 ------- -----------------------
  1.1**  Form of Underwriting Agreement.
  3.1**  Amended and Restated Certificate of Incorporation of Registrant.
  3.2*   Amended and Restated Certificate of Incorporation of Registrant (to be
         effective upon closing of Offering).
  3.3**  Amended and Restated Bylaws of Registrant.
  4.1*   Form of Registrant's Common Stock Certificate.
  4.2**  Second Amended and Restated Modification Agreement dated May 15, 1997.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati P.C.regarding legality of the securities being issued.
 10.1**  Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
 10.2*   1997 Stock Plan and forms of related agreements.
 10.3**  1988 Stock Option Plan and forms of related agreements.
 10.4**  Second Amended and Restated Modification Agreement dated May 15, 1997
         (included in Exhibit 4.2).
 10.5**  Form of International Distributor Agreement.
 10.6**  Form of OEM License Agreement.
 10.7**  Form of Software License Agreement.
 10.8**  International Distributor Agreement between the Company and EBV
         Elektronik GmbH as of December 1, 1997.
 10.9**  1998 Director Option Plan.
 21.1**  Subsidiaries of the Registrant.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
 23.2    Consent of Arthur Andersen LLP (see page II-7).
 24.1**  Power of Attorney (see page II-6).
 27.1**  Financial Data Schedule (available in EDGAR format only).

--------

*To be filed by amendment.

**Previously filed.

(b) FINANCIAL STATEMENT SCHEDULE
   Report of Independent Public Accountants on Schedule S-1
   Schedule II--Valuation and Qualifying Accounts       S-2

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the California Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation, the Registrant's Amended and Restated Bylaws, the Registrant's indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 6th day of July 1998.

                                          ECHELON CORPORATION

                                          By:     /s/ M. Kenneth Oshman
                                            -----------------------------------
                                                     M. Kenneth Oshman
                                             Chairman of the Board, President
                                                and Chief Executive Officer

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California, on this 6th day of July, 1998.

                                          By: /s/ M. Kenneth Oshman
                                             ----------------------------------
                                                 M. Kenneth Oshman
                                          Chairman of the Board, President and
                                              Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             SIGNATURES                        TITLE                 DATE
             ----------                        -----                 ----
       /s/ M. Kenneth Oshman           Chairman of the           July 6, 1998
-------------------------------------   Board, President
          M. KENNETH OSHMAN             and Chief Executive
                                        Officer (Principal
                                        Executive Officer)

                                       Vice President of         July 6, 1998
               *                        Finance and Chief
-------------------------------------   Financial Officer
         OLIVER R. STANFIELD            (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                                       Vice Chairman             July 6, 1998
               *
-------------------------------------
    ARMAS CLIFFORD MARKKULA, JR.

                                       Director                  July 6, 1998
               *
-------------------------------------
           BERTRAND CAMBOU

                                       Director                  July 6, 1998
               *
-------------------------------------
         ROBERT R. MAXFIELD

                                       Director
               *                                                 July 6, 1998
-------------------------------------
          RICHARD M. MOLEY

                                       Director                  July 6, 1998
               *
-------------------------------------
             ARTHUR ROCK

                                       Director                  July 6, 1998
               *
-------------------------------------
          LARRY W. SONSINI

*By: /s/ M. Kenneth Oshman
  ----------------------------------
  M. KENNETH OSHMAN
  Attorney-in-fact


                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our reports and to all references to our Firm included in or made a part of this Registration Statement.

                                          ARTHUR ANDERSEN LLP

San Jose, California

July 6, 1998

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Echelon Corporation:

  We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Echelon Corporation and subsidiaries included in this Registration Statement and have issued our report thereon dated February 17, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index above is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
February 17, 1998

                              ECHELON CORPORATION

         SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS)

             COLUMN A                COLUMN B   COLUMN C   COLUMN D  COLUMN E
----------------------------------- ---------- ---------- ---------- ---------
                                    BALANCE AT CHARGED TO             BALANCE
                                    BEGINNING  COSTS AND              AT END
            DESCRIPTION             OF PERIOD   EXPENSES  DEDUCTIONS OF PERIOD
----------------------------------- ---------- ---------- ---------- ---------
Year ended December 31, 1995:
Allowance for returns and doubtful
 accounts..........................    $174       $304       $--       $478
Year ended December 31, 1996:
Allowance for returns and doubtful
 accounts..........................     478        341        --        819
Year ended December 31, 1997:
Allowance for returns and doubtful
 accounts..........................     819         --       257        562

 EXHIBIT
   NO.   DESCRIPTION OF DOCUMENT
 ------- -----------------------
  1.1**  Form of Underwriting Agreement.
  3.1**  Amended and Restated Certificate of Incorporation of Registrant.
  3.2*   Amended and Restated Certificate of Incorporation of Registrant (to be
         effective upon closing of Offering).
  3.3**  Amended and Restated Bylaws of Registrant.
  4.1*   Form of Registrant's Common Stock Certificate.
  4.2**  Second Amended and Restated Modification Agreement dated May 15, 1997.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati P.C.regarding legality of the securities being issued.
 10.1**  Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
 10.2*   1997 Stock Plan and forms of related agreements.
 10.3**  1988 Stock Option Plan and forms of related agreements.
 10.4**  Second Amended and Restated Modification Agreement dated May 15, 1997
         (included in Exhibit 4.2).
 10.5**  Form of International Distributor Agreement.
 10.6**  Form of OEM License Agreement.
 10.7**  Form of Software License Agreement.
 10.8**  International Distributor Agreement between the Company and EBV
         Elektronik GmbH as of December 1, 1997.
 10.9**  1998 Director Option Plan.
 21.1**  Subsidiaries of the Registrant.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
 23.2    Consent of Arthur Andersen LLP (see page II-7).
 24.1**  Power of Attorney (see page II-6).
 27.1**  Financial Data Schedule (available in EDGAR format only).

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*To be filed by amendment.

**Previously filed.